AGREEMENT AND PLAN OF MERGER

among

HUDSON UNITED BANCORP,

TD BANKNORTH INC.

and, solely with respect to Article X of this Agreement,

THE TORONTO-DOMINION BANK

DATED AS OF JULY 11, 2005

TABLE OF CONTENTS
				Page

ARTICLE I CERTAIN DEFINITIONS				1
Section	1.1	.	Certain Definitions	1

ARTICLE II THE MERGER				11
Section	2.1	.	The Merger	11
Section	2.2	.	Effective Date and Effective Time; Closing	12

ARTICLE III CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES				13
Section	3.1	.	Effect on Capital Stock	13
Section	3.2	.	Election Procedures	14
Section	3.3	.	Proration	15
Section	3.4	.	No Fractional Shares	17
Section	3.5	.	Exchange Procedures	17
Section	3.6	.	Treatment of Hudson United Stock Options	20

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF HUDSON UNITED				20
Section	4.1	.	Corporate Organization	21
Section	4.2	.	Capitalization	21
Section	4.3	.	Authority; No Violation	23
Section	4.4	.	Consents and Approvals	23
Section	4.5	.	SEC Documents; Other Reports; Internal and Disclosure
			Controls	24
Section	4.6	.	Financial Statements; Undisclosed Liabilities	26
Section	4.7	.	Broker’s Fees	26
Section	4.8	.	Absence of Certain Changes or Events	26
Section	4.9	.	Legal Proceedings	27
Section	4.10	.	Taxes	27
Section	4.11	.	Employees; Employee Benefit Plans	29
Section	4.12	.	Board Approval	30
Section	4.13	.	Compliance With Applicable Law	31
Section	4.14	.	Certain Contracts	31
Section	4.15	.	Agreements With Regulatory Agencies	33
Section	4.16	.	Hudson United Information	33
Section	4.17	.	Title to Property	33
Section	4.18	.	Insurance	34
Section	4.19	.	Environmental Liability	34
Section	4.20	.	Opinion of Financial Advisor	35
Section	4.21	.	Patents, Trademarks, Etc	35
Section	4.22	.	Labor Matters	35
Section	4.23	.	Derivative Instruments and Transactions	36
Section	4.24	.	Investment Companies and Investment Advisers	36
Section	4.25	.	Loan Matters	36
Section	4.26	.	Antitakeover Provisions	37
Section	4.27	.	Books and Records	38

i

Section	4.28	.	Approvals	38
Section	4.29	.	Disclosure	38

ARTICLE V REPRESENTATIONS AND WARRANTIES OF TD BANKNORTH				38
Section	5.1	.	Corporate Organization	38
Section	5.2	.	Capitalization	39
Section	5.3	.	Authority; No Violation	40
Section	5.4	.	Consents and Approvals	41
Section	5.5	.	SEC Documents; Other Reports; Internal and Disclosure
			Controls	41
Section	5.6	.	Financial Statements; Undisclosed Liabilities	43
Section	5.7	.	Broker’s Fees	44
Section	5.8	.	Absence of Certain Changes or Events	44
Section	5.9	.	Legal Proceedings	44
Section	5.10	.	Taxes	45
Section	5.11	.	Employees; Employee Benefit Plans	45
Section	5.12	.	Board Approval	46
Section	5.13	.	Compliance With Applicable Law	46
Section	5.14	.	Agreements With Regulatory Agencies	47
Section	5.15	.	TD Banknorth Information	47
Section	5.16	.	Environmental Liability	48
Section	5.17	.	Labor Matters	48
Section	5.18	.	Derivative Instruments and Transactions	49
Section	5.19	.	Investment Companies and Investment Advisers	49
Section	5.20	.	Loan Matters	49
Section	5.21	.	Financing	50
Section	5.22	.	Approvals	50
Section	5.23	.	Disclosure	50

ARTICLE VI COVENANTS RELATING TO CONDUCT OF BUSINESS				51
Section	6.1	.	Conduct of Business Prior to the Effective Time	51
Section	6.2	.	Hudson United Forbearances	51
Section	6.3	.	TD Banknorth Forbearances	55

ARTICLE VII ADDITIONAL AGREEMENTS				56
Section	7.1	.	Regulatory Matters	56
Section	7.2	.	Access to Information	57
Section	7.3	.	Shareholder Approvals	59
Section	7.4	.	Acquisition Proposals	60
Section	7.5	.	Legal Conditions to the Merger	62
Section	7.6	.	Affiliates	62
Section	7.7	.	Indemnification; Directors’ and Officers’ Insurance	63
Section	7.8	.	Advice of Changes	64
Section	7.9	.	Financial Statements and Other Current Information	65
Section	7.10	.	Stock Exchange Listing	65
Section	7.11	.	Directors of TD Banknorth	65
Section	7.12	.	Transition Matters	65
Section	7.13	.	Employee Benefit Plans	66

ii

Section	7.14	.	The Bank Merger	68
Section	7.15	.	Certain Policies	68
Section	7.16	.	Section 16 Matters	68
Section	7.17	.	Coordination of Dividends	69
Section	7.18	.	Tax Matters	69
Section	7.19	.	Publicity	69
Section	7.20	.	Additional Proposals	70

ARTICLE VIII CONDITIONS PRECEDENT				70
Section	8.1	.	Conditions to Each Party’s Obligation to Effect the Merger	70
Section	8.2	.	Conditions to Obligations of TD Banknorth	71
Section	8.3	.	Conditions to Obligations of Hudson United	72

ARTICLE IX TERMINATION AND AMENDMENT				73
Section	9.1	.	Termination	73
Section	9.2	.	Effect of Termination	74
Section	9.3	.	Amendment	76
Section	9.4	.	Extension; Waiver	76

ARTICLE X GENERAL PROVISIONS				76
Section	10.1	.	Nonsurvival of Representations, Warranties and
			Agreements	76
Section	10.2	.	Expenses	76
Section	10.3	.	Notices	76
Section	10.4	.	Interpretation	77
Section	10.5	.	Counterparts	78
Section	10.6	.	Entire Agreement	78
Section	10.7	.	Governing Law; Jurisdiction	78
Section	10.8	.	Severability	79
Section	10.9	.	Assignment; Third Party Beneficiaries	79
Section	10.10	.	Alternative Structure	79
Section	10.11	.	TD Banknorth Stock Sale	80

Exhibit A	Form of Shareholder Agreement
Exhibit B	Form of Affiliate Letter

iii

AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of July 11, 2005 (as amended, supplemented, restated or otherwise modified from time to time, this “Agreement”), is entered into by and among Hudson United Bancorp (“Hudson United”), a New Jersey corporation, TD Banknorth Inc. (“TD Banknorth”), a Delaware corporation and a majority-owned subsidiary of The Toronto-Dominion Bank (“TD”), a Canadian-chartered bank, and, solely with respect to Article X of this Agreement, TD.

RECITALS

     WHEREAS, the respective Boards of Directors of each of Hudson United and TD Banknorth have determined that it is in the best interests of their respective companies and shareholders to consummate the business combination transaction provided for herein, in which Hudson United will, subject to the terms and conditions set forth herein, merge with and into TD Banknorth (the “Merger”); and

     WHEREAS, as soon as practicable after the execution and delivery of this Agreement, Hudson United Bank, a New Jersey-chartered bank and a wholly-owned subsidiary of Hudson United, and TD Banknorth, National Association (“TD Banknorth, NA”), a national bank and a wholly-owned subsidiary of TD Banknorth, will enter into an agreement and plan of merger (the “Bank Merger Agreement”) providing for the merger of Hudson United Bank with and into TD Banknorth, NA (the “Bank Merger”), it being intended that the Bank Merger be consummated immediately following consummation of the Merger; and

     WHEREAS, as a material inducement to TD Banknorth to enter into this Agreement, and simultaneously with the execution of this Agreement, each director of Hudson United is entering into an agreement, in the form of Exhibit A hereto, pursuant to which such person has agreed, among other things, to vote his or her shares of Hudson United Common Stock (as defined herein) in favor of this Agreement; and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions provided for herein and also to prescribe certain conditions to the consummation of such transactions;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

     1.1. Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

     “Acquisition Proposal” means any proposal or offer by any Person or group of Persons with respect to any of the following: (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation or dissolution or other similar transaction involving Hudson United or any Subsidiary of Hudson United whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of Hudson United; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any Subsidiary of Hudson United and the capital stock of any entity surviving any merger or business combination involving any Subsidiary of Hudson United) and/or liabilities that constitute 10% or more of the net revenues, net income or assets of Hudson United and its Subsidiaries taken as a whole in a single transaction or series of transactions; or (iii) any purchase or other acquisition or tender offer or exchange offer that if consummated would result in such Person(s) beneficially owning 10% or more of the outstanding shares of the common stock of Hudson United or any Subsidiary of Hudson United whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of Hudson United, in each case other than (x) the transactions contemplated by this Agreement and (y) any transaction referred to in clause (i) or (ii) involving only Hudson United and one or more of its Subsidiaries, or involving two or more of its Subsidiaries, provided that any such transaction is not entered into in violation of the terms of this Agreement.

     “Additional TD Banknorth Proposals” has the meaning set forth in Section 7.20(b).

     “Additional TD Banknorth Votes” has the meaning set forth in Section 7.20(b).

     “Additional Hudson United Proposals” has the meaning set forth in Section 7.20(a).

     “Additional Hudson United Votes” has the meaning set forth in Section 7.20(a).

     “Aggregate Cash Consideration” has the meaning set forth in Section 3.3(a)(i).

     “Agreement” has the meaning set forth at the beginning of this document.

     “Average TD Banknorth Closing Price” has the meaning set forth in Section 3.1(a)(iii).

     “Bank Merger” has the meaning ascribed thereto in the recitals to this Agreement.

     “Bank Merger Agreement” has the meaning ascribed thereto in the recitals to this Agreement.

     “Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

     “BHC Act” means the Bank Holding Company Act of 1956, as amended, and the rules and regulations thereunder.

     “BIF” means the Bank Insurance Fund administered by the FDIC.

     “Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Maine, the State of New Jersey or Ontario, Canada are authorized or obligated to close.

     “Cash Conversion Shares” has the meaning set forth in Section 3.3(a)(i).

     “Cash Election Price” has the meaning set forth in Section 3.1(a)(iv).

     “Cash Proration Factor” has the meaning set forth in Section 3.3(a)(i)(2)(A).

     “Certificates” has the meaning set forth in Section 3.2(a).

     “Certificates of Merger” has the meaning set forth in Section 2.2(a).

     “Change in Hudson United Recommendation” has the meaning set forth in Section 7.3(a).

     “Closing” and “Closing Date” have the meanings set forth in Section 2.2(b).

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Confidential Information” has the meaning set forth in Section 7.2(c).

     “Confidentiality Agreement” means the Confidentiality Agreement between Hudson United and TD Banknorth, dated April 18, 2005.

     “Continuing Employees” has the meaning set forth in Section 7.13(a).

     “CRA” means the Community Reinvestment Act of 1977, as amended, and the rules and regulations thereunder.

     “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

     “DGCL” means the Delaware General Corporation Law, as amended.

     “Effective Time” has the meaning set forth in Section 2.2(a).

     “Election Deadline” has the meaning set forth in Section 3.2(b).

     “Election Form” has the meaning set forth in Section 3.2(a).

     “Election Form Record Date” has the meaning set forth in Section 3.2(a).

     “Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to (i) the protection or restoration of the environment, health, safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance, as well as any common law standards relating to environmental protection, human health or safety.

     “Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended, and the rules and regulations thereunder.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” means any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     “Exchange Agent” has the meaning set forth in Section 3.2(a).

     “Exchange Fund” has the meaning set forth in Section 3.5(a).

     “Exchange Ratio” has the meaning set forth in Section 3.1(a)(iii).

     “Fair Housing Act” means the Fair Housing Act, as amended, and the rules and regulations thereunder.

     “FDIC” means the Federal Deposit Insurance Corporation.

     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

     “Governmental Entity” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

     “Hazardous Substance” means any substance that is (i) listed, classified or regulated pursuant to any Environmental Law, (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (iii) any other substance which is the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

     “Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act of 1975, as amended, and the rules and regulations thereunder.

     “HSR Act” means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

     “Hudson United” has the meaning set forth in the preamble to this Agreement.

     “Hudson United Bank” has the meaning ascribed thereto in the recitals to this Agreement.

     “Hudson United Severance Plan” means the Hudson United Severance Plan, as in effect as of the date hereof.

     “Hudson United Benefit Plans” has the meaning set forth in Section 4.11(a).

     “Hudson United Board” means the Board of Directors of Hudson United.

     “Hudson United Bylaws” means the Bylaws of Hudson United, as amended as of the date hereof.

     “Hudson United Cash Election Shares” has the meaning set forth in Section 3.2(a).

     “Hudson United Certificate” means the Certificate of Incorporation of Hudson United, as amended as of the date hereof.

     “Hudson United Common Stock” means the common stock, no par value per share, of Hudson United.

     “Hudson United Contract” has the meaning set forth in Section 4.14(a).

     “Hudson United Disclosure Schedule” has the meaning set forth at the beginning of Article IV.

     “Hudson United Loans” has the meaning set forth in Section 4.25(a).

     “Hudson United Preferred Stock” means the preferred stock, no par value per share, of the Company.

     “Hudson United Process Agent” has the meaning set forth in Section 10.7(b).

     “Hudson United Recommendation” has the meaning set forth in Section 7.3(a).

     “Hudson United Regulatory Agreement” has the meaning set forth in Section 4.15.

     “Hudson United Required Vote” has the meaning set forth in Section 4.3(a).

     “Hudson United SEC Reports” has the meaning set forth in Section 4.5(a).

     “Hudson United Shareholder Meeting” has the meaning set forth in Section 7.3(a).

     “Hudson United Stock” means the Hudson United Common Stock and the Hudson United Preferred Stock.

     “Hudson United Stock-based Awards” means Hudson United Stock Options and any other Rights with respect to Hudson United Common Stock granted under the Hudson United Stock Plans.

     “Hudson United Stock Options” means options to acquire shares of Hudson United Common Stock issued under the Hudson United Stock Plans.

     “Hudson United Stock Plans” means the following stock compensation plans of Hudson United: 2002 Stock Option Plan, 1999 Stock Option Plan, 1995 Stock Option Plan and Restricted Stock Plan of 1989, in each case as amended as of the date hereof.

     “Hudson United Stock Election Shares” has the meaning set forth in Section 3.2(a).

     “Indemnified Party” has the meaning set forth in Section 7.7(a).

     “Insurance Amount” has the meaning set forth in Section 7.7(d).

     “Intellectual Property” means all patents, trademarks, trade names, service marks, domain names, database rights, copyrights and any applications therefore, mask works, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights.

     “Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder.

     “Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

     “IRS” means the Internal Revenue Service.

     “KBW” means Keefe, Bruyette & Woods, Inc.

     “Knowledge” as used with respect to a Party (including references to such Person being aware of a particular matter) means those facts that are known to a Party by the executive officers and directors of such Party, and includes any facts, matters or circumstances set forth in any written notice from any Governmental Authority received by that Party.

     “Lien” means any lien, claim, charge, mortgage, pledge, security interest, restriction, encumbrance or security interest.

     “Litigation” has the meaning set forth in Section 10.7(a).

     “Loans” means any loan, loan agreement, note or borrowing arrangement, including, without limitation, leases, credit enhancements, guarantees and similar interest-bearing assets, as well as commitments to extend any of the same.

     “Mailing Date” has the meaning set forth in Section 3.2(a).

     “Material Adverse Effect” means, with respect to a Party, (A) a material adverse effect on the business, results of operations or financial condition of such Party and its Subsidiaries taken as a whole or (B) a material adverse effect on such Party’s ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the referenced Party the cause of which is (i) any change after the date of this Agreement in (x) laws, rules or regulations of general applicability or published interpretations thereof by courts or governmental authorities, (y) U.S. GAAP or (z) regulatory accounting requirements, in any such case applicable to banks or their holding companies generally and not specifically relating to a Party, (ii) the announcement of this Agreement or any action or omission of any Party or any Subsidiary thereof required under this Agreement or taken or omitted to be taken with the express written permission of the other Party or Parties, (iii) any changes after the date of this Agreement in general economic or capital market conditions affecting banks or their holding companies generally, or (iv) changes or events, after the date hereof, affecting the financial services industry generally and not specifically relating to any Party or its Subsidiaries, provided, that a decrease in the trading or market prices of a Party’s capital stock shall not be considered, by itself, to constitute a Material Adverse Effect; and further provided that in the case of Hudson United, the issuance of an order to cease and desist by a Governmental Entity against Hudson United or any Hudson United Subsidiary after the date hereof and prior to the Effective Time, or the assessment of any civil monetary penalty in an amount which exceeds $2.0 million on Hudson United or any Hudson United Subsidiary by a Governmental Entity (including without limitation the Financial Crimes Enforcement Network) after the date hereof and prior to the Effective Time in connection with the noncompliance by Hudson United or any Hudson United Subsidiary with an existing Hudson United Regulatory Agreement, shall be deemed to be a Material Adverse Effect on Hudson United for purposes of this Agreement.

     “Merger” has the meaning ascribed thereto in the recitals to this Agreement.

     “Merger Consideration” has the meaning set forth in Section 3.1.

     “National Labor Relations Act” means the National Labor Relations Act, as amended.

     “NJBCA” means the New Jersey Business Corporation Act, as amended.

     “OCC” means the Office of the Comptroller of the Currency.

     “OREO” means other real estate owned

     “OFSI” means the Superintendent of Financial Institutions (Canada).

     “Party” means any of Hudson United, TD Banknorth or, solely for purposes of Article X, TD, and “Parties” shall mean all of Hudson United, TD Banknorth and, solely for purposes of Article X, TD.

     “PBGC” means the Pension Benefit Guaranty Corporation.

     “Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

     “Proxy Statement/Prospectus” has the meaning set forth in Section 7.1(a).

     “Registration Statement” has the meaning set forth in Section 7.1(a).

     “Representatives” has the meaning set forth in Section 7.2(c).

     “Requisite Regulatory Approvals” has the meaning set forth in Section 8.1(b).

     “Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests or which provide payments or benefits measured by the value of its capital stock.

     “SAIF” means the Savings Association Insurance Fund administered by the FDIC.

     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder.

     “SEC” means the Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     “Secondary Election Form Record Date” has the meaning set forth in Section 3.2(a).

     “Shareholder Agreements” has the meaning ascribed to such term in the recitals to this Agreement.

     “Significant Subsidiary” has the meaning ascribed to such term in Rule 1-02 of Regulation S-X of the SEC.

     “State Banking Approvals” means such applications, filings, authorizations, orders and approvals as may be required under the banking laws of the states listed in the applicable schedules of Hudson United and TD Banknorth.

     “Stockholders Agreement” means the Amended and Restated Stockholders Agreement, dated as of August 25, 2004, among TD, TD Banknorth and Banknorth Group, Inc.

     “Stock Conversion Shares” has the meaning set forth in Section 3.3(a)(ii)(2)(A).

     “Stock Proration Factor” has the meaning set forth in Section 3.3(a)(ii)(2)(A).

     “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other entity of which (i) such Person or a subsidiary of such Person is a general partner or (ii) at least a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

     “Superior Proposal” means, with respect to Hudson United, a bona fide written Acquisition Proposal which the Hudson United Board concludes in good faith to be more favorable to the shareholders of Hudson United, from a financial point of view, than the Merger and the other transactions contemplated by this Agreement after (1) receiving the advice of its financial advisor (which shall be a nationally-recognized investment banking firm), (2) taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in this Article I, except that the reference to “10% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving voting securities of Hudson United or all or substantially all of the consolidated assets of Hudson United and its Subsidiaries.

     “Surviving Corporation” has the meaning set forth in Section 2.1(a).

     “Taxes” means all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or non-U. S. taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.

     “Tax Returns” means any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

     “TD” has the meaning set forth in the preamble to this Agreement.

     “TD Banknorth” has the meaning set forth in the preamble to this Agreement.

     “TD Banknorth, NA” has the meaning ascribed thereto in the recitals to this Agreement.

     “TD Banknorth Benefit Plans” has the meaning set forth in Section 5.11(a).

     “TD Banknorth Board” means the Board of Directors of TD Banknorth.

     “TD Banknorth Bylaws” means the Bylaws of TD Banknorth, as amended.

     “TD Banknorth Certificate” means the Certificate of Incorporation of TD Banknorth, as amended.

     “TD Banknorth Class B Common Stock” means the Class B common stock, par value $0.01 per share, of TD Banknorth.

     “TD Banknorth Common Stock” means the common stock, par value $0.01 per share, of TD Banknorth.

     “TD Banknorth Disclosure Schedule” has the meaning set forth at the beginning of Article V.

     “TD Banknorth Loans” has the meaning set forth in Section 5.20(a).

     “TD Banknorth Preferred Stock” means the preferred stock, par value $0.01 per share, of TD Banknorth.

     “TD Banknorth Regulatory Agreement” has the meaning set forth in Section 5.14.

     “TD Banknorth Required Vote” has the meaning set forth in Section 5.3(a).

     “TD Banknorth SEC Reports” has the meaning set forth in Section 5.5(a).

     “TD Banknorth Shareholders Meeting” has the meaning set forth in Section 7.3(c).

     “TD Banknorth Stock” means the TD Banknorth Common Stock, TD Banknorth Class B Common Stock and TD Banknorth Preferred Stock.

     “TD Banknorth Stock-based Awards” means options to acquire shares of TD Banknorth Common Stock and any other Rights with respect to TD Banknorth Common Stock issued under the TD Banknorth Stock Plans or pursuant to Section 3.6.

     “TD Banknorth Stock Compensation Plans” means TD Banknorth’s 1996 Equity Incentive Plan, as amended, Amended and Restated 2003 Equity Incentive Plan and all stock option plans assumed by TD Banknorth in connection with acquisitions under which there are Rights to purchase TD Banknorth Common Stock outstanding.

     “TD Banknorth Stock Sale” has the meaning set forth in Section 10.11.

     “Termination Fee” has the meaning set forth in Section 9.2(b).

     “Treasury Stock” means all shares of Hudson United Stock that are (i) owned directly by Hudson United as treasury stock or (ii) owned directly by TD Banknorth, other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

     “USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

     “U.S. GAAP” means accounting principles generally accepted in the United States of America.

     “Voting Debt” means any bond, debenture, note or other indebtedness which has the right to vote on any matter on which a Person’s shareholders may vote.

ARTICLE II

THE MERGER

     Section 2.1  The Merger

     (a) The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Hudson United shall merge with and into TD Banknorth in accordance with Section 14A:10-7 of the NJBCA and Section 252 of the DGCL, the separate corporate existence of Hudson United shall cease and TD Banknorth shall survive and continue to exist as a corporation incorporated under the DGCL (TD Banknorth, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”).

     (b) Name. The name of the Surviving Corporation shall be “TD Banknorth Inc.”

     (c) Certificate and Bylaws. The certificate of incorporation of TD Banknorth as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with its terms. The bylaws of TD Banknorth as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with its terms.

     (d) Directors of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Merger shall be the directors of TD Banknorth immediately prior to the Effective Time, plus the persons elected or appointed pursuant to Section 7.11, each of whom shall serve until such time as their successors are duly elected and qualified.

     (e) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 14A:10-6 of the NJBCA and Sections 259-61 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Hudson United shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Hudson United shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     (f) Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

     (g) Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Hudson United acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Hudson United, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

     Section 2.2. Effective Date and Effective Time; Closing.

     (a) Subject to the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), TD Banknorth shall file a certificate of merger relating to the Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and Hudson United and TD Banknorth shall file a certificate of merger relating to the Merger with the Department of Treasury, Division of Commercial Recording of the State of New Jersey pursuant to the NJBCA (collectively, the “Certificates of Merger”) on (i) a date selected by TD Banknorth after such satisfaction or waiver which is no later than the later of (A) five Business Days following such satisfaction or waiver and (B) the first month end following such satisfaction or waiver or (ii) such other date to which TD Banknorth and Hudson United may mutually agree in writing, provided that in no event shall the Certificates of Merger be filed, or the Merger be consummated, prior to January 1, 2006. The Merger provided for herein shall become effective upon filing of the Certificates of Merger or on such date and at such later time as may be specified therein (the “Effective Time”).

     (b) A closing (the “Closing”) shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, at the principal offices of TD Banknorth in Portland, Maine, or at such other place, at such other time, or on such other date as the Parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to the Parties the opinions, certificates and other documents required to be delivered under Article VIII hereof and TD Banknorth and TD shall complete the TD Banknorth Stock Sale effective as of the Effective Time.

ARTICLE III

CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES

     3.1. Effect on Capital Stock.

     (a) At the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

                    (i) Each share of TD Banknorth Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

                    (ii) Each share of Hudson United Common Stock held as Treasury Stock immediately prior to the Effective Time shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

                    (iii) Each outstanding share of Hudson United Common Stock which under the terms of Section 3.3 is to be converted into the right to receive shares of TD Banknorth Common Stock shall, subject to Section 3.4, be converted into and become the right to receive a number of shares of TD Banknorth Common Stock equal to the Cash Election Price divided by the Average TD Banknorth Closing Price (the “Exchange Ratio”). For purposes of this Agreement, “Average TD Banknorth Closing Price” shall mean the average of the per share closing sale prices of the TD Banknorth Common Stock on the New York Stock Exchange (as reported by The Wall Street Journal) for the ten trading-day period ending on the fifth Business Day prior to the Closing Date (for the sake of clarity, such tenth Business Day shall be considered the last full trading day included within the Valuation Period). The Average TD Banknorth Closing Price shall be calculated to the nearest one-hundredth of one cent and the Exchange Ratio shall be calculated to the nearest ten thousandth.

                    (iv) Each outstanding share of Hudson United Common Stock which under the terms of Section 3.3 is to be converted into the right to receive cash shall be converted into the right to receive the sum of (x) 0.51 times 1.4210 times the Average TD Banknorth Closing Price and (y) 0.49 times $43.00 (such sum, the “Cash Election Price”).

     The consideration provided for in Sections 3.1(a)(iii) and (iv), together with the consideration provided in Section 3.4, is referred to herein as the “Merger Consideration”).

     (b) The Exchange Ratio shall be subject to appropriate adjustments in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding TD Banknorth Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in TD Banknorth's capitalization. For purposes of clarity, no change shall result from the TD Banknorth Stock Sale.

     3.2. Election Procedures.

     (a) TD Banknorth shall appoint an agent, who shall be reasonably acceptable to Hudson United (the “Exchange Agent”), for the purpose of exchanging certificates that immediately prior to the Effective Time evidenced shares of Hudson United Common Stock (the “Certificates”) for the Merger Consideration. The Exchange Agent shall mail an election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as Hudson United and TD Banknorth shall mutually agree (the “Election Form”), no later than 15 Business Days prior to the anticipated Effective Time or on such earlier date as TD Banknorth and Hudson United may mutually agree (the “Mailing Date”) to each holder of record of Hudson United Common Stock as of five Business Days prior to the Mailing Date (the “Election Form Record Date”), provided, however, that Election Forms need not be mailed prior to the receipt of the Requisite Regulatory Approvals (exclusive of the expiration or termination of statutory waiting periods). The Exchange Agent shall make available an additional Election Form to all Persons who become record holders of Hudson United Common Stock between the Election Form Record Date and the close of business on the fifth Business Day prior to the Election Deadline (the “Secondary Election Form Record Date”). Each Election Form shall permit each holder of record of Hudson United Common Stock (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to specify (i) the number of shares of Hudson United Common Stock which such holder desires to have converted into the right to receive TD Banknorth Common Stock as provided herein (the “Hudson United Stock Election Shares”) and (ii) the number of shares of Hudson United Common Stock which such holder desires to have converted into the right to receive cash as provided herein (the “Hudson United Cash Election Shares”). Any holder of Hudson United Common Stock who fails properly to submit an Election Form on or before the Election Deadline in accordance with the procedures set forth in this Section 3.2 or shall have acquired shares of Hudson United Common Stock after the Secondary Election Form Record Date shall be deemed to hold Hudson United Stock Election Shares.

     (b) To be effective, a properly completed and executed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on a date to be decided by TD Banknorth and reasonably acceptable to Hudson United (which date shall not be earlier than 15 Business Days after the Mailing Date and no later than the Effective Time) (the “Election Deadline”). An Election Form shall be deemed properly completed by a holder of Hudson United Common Stock only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Hudson United Common Stock, held by such holder, or by an appropriate guarantee of delivery of such Certificates from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company in the United States as set forth in such Election Form. Any holder of Hudson United Common Stock who has made an election by submitting an Election Form to the Exchange Agent may at any time prior to the Election Deadline change such holder’s election by submitting a revised Election Form, properly completed and signed that is received by the Exchange Agent prior to the Election Deadline. Any holder of Hudson United Common Stock may at any time prior the Election Deadline revoke such holder’s election and withdraw such holder’s Certificates deposited with the Exchange Agent by written notice to the Exchange Agent received by the close of business on the day prior to the Election Deadline.

     3.3. Proration.

     (a) Within five Business Days after the Election Deadline, the Exchange Agent shall calculate the allocation among holders of Hudson United Common Stock of rights to receive TD Banknorth Common Stock or cash in the Merger in accordance with the Election Forms as follows:

(i)	In the event the aggregate number of Hudson United Cash Election Shares is greater than the quotient of (x) $941,790,000 (the “Aggregate Cash Consideration”) divided by (y) the Cash Election Price (such quotient, the “Cash Conversion Shares”), then:

     (1) all Hudson United Stock Election Shares will be converted into the right to receive TD Banknorth Common Stock in accordance with the terms of Section 3.1(a)(iii), and

     (2) each Hudson United Cash Election Share will be converted into the right to receive TD Banknorth Common Stock and cash in the following manner:

     (A) a proration factor (the “Cash Proration Factor”) shall be determined by dividing (x) the Aggregate Cash Consideration by (y) the product of the number of Hudson United Cash Election Shares and the Cash Election Price;

     (B) the number of Hudson United Cash Election Shares held by each holder of shares of Hudson United Common Stock that will be converted into the right to receive cash pursuant to the terms of Section 3.1(a)(iv) shall be determined by multiplying the Cash Proration Factor by the number of Hudson United Cash Election Shares held by such holder; and

     (C) all Hudson United Cash Election Shares other than those shares converted into the right to receive cash in accordance with the preceding subparagraph (B) shall be converted into the right to receive TD Banknorth Common Stock in accordance with the terms of Section 3.1(a)(iii).

(ii)	In the event the aggregate number of Hudson United Cash Election Shares is less than the Cash Conversion Shares, then:

     (1) all Hudson United Cash Election Shares will be converted into the right to receive cash in accordance with Section 3.1(a)(iv), and

     (2) each Hudson United Stock Election Share will be converted into the right to receive TD Banknorth Common Stock and cash in the following manner:

     (A) a proration factor (the “Stock Proration Factor”) shall be determined by dividing the Stock Conversion Shares by the aggregate number of Hudson United Stock Election Shares. The “Stock Conversion Shares” shall mean the difference between (x) the total number of shares of Hudson United Common Stock outstanding immediately prior to the Effective Time and (y) the Cash Conversion Shares;

     (B) the number of Hudson United Stock Election Shares held by each holder of shares of Hudson United Common Stock that will be converted into the right to receive shares of TD Banknorth Common Stock pursuant to the terms of Section 3.1(a)(iii) shall be determined by multiplying the Stock Proration Factor by the number of Hudson United Stock Election Shares held by such holder; and

     (C) all Hudson United Stock Election Shares other than those shares converted into the right to receive TD Banknorth Common Stock in accordance with the preceding subparagraph (B) shall be converted into the right to receive cash in accordance with the terms of Section 3.1(a)(iv).

(iii)	If the number of Hudson United Stock Election Shares is equal to the number of Stock Conversion Shares and the number of Hudson United Cash Election Shares is equal to the number of Cash Conversion Shares, then subparagraphs (i) and (ii) above shall not apply and all Hudson United Stock Election Shares will be converted into the right to receive TD Banknorth Common Stock and all Hudson United Cash Election Shares will be converted into the right to receive cash.

     (b) If the tax opinions referred to in Sections 8.2(d) and 8.3(c) cannot be rendered because a counsel charged with providing such an opinion reasonably determines that the Merger may not satisfy the continuity of interest requirements applicable to reorganizations under Section 368(a) of the Code, then TD Banknorth shall reduce the amount of Cash Conversion Shares and correspondingly increase the amount of Stock Conversion Shares to the minimum extent necessary to enable such tax opinions to be rendered.

     3.4. No Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, neither certificates nor scrip for fractional shares of TD Banknorth Common Stock shall be issued in the Merger. Each holder of Hudson United Common Stock who otherwise would have been entitled to a fraction of a share of TD Banknorth Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Hudson United Common Stock owned by such holder at the Effective Time) by the Average TD Banknorth Closing Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

     3.5. Exchange Procedures.

     (a) Immediately prior to the Effective Time, for the benefit of the holders of Certificates, TD Banknorth shall deliver to the Exchange Agent (i) evidence in book-entry form of the number of shares of TD Banknorth Common Stock issuable pursuant to Section 3.3 and (ii) TD Banknorth shall deliver, or cause TD Banknorth, NA to deliver, to the Exchange Agent an estimated amount of cash sufficient to make all payments pursuant to Sections 3.3 and 3.4, in exchange for Certificates representing outstanding shares of Hudson United Common Stock in accordance with this Article III (such cash and evidence in book-entry form of shares of TD Banknorth Common Stock, together with any dividends or distributions with respect thereto, are hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest such deposited cash as directed by TD Banknorth, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $500 million. Any net profit resulting from, or interest or income produced by, such investments will be payable to TD Banknorth. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of TD Banknorth Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates with an Election Form, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Hudson United Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Section 3.3. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) evidence in book-entry form of the number of shares of TD Banknorth Common Stock (if any) to which such former holder of Hudson United Common Stock shall have become entitled pursuant to this

Agreement, (ii) a check representing that amount of cash (if any) to which such former holder of Hudson United Common Stock shall have become entitled pursuant to this Agreement and (iii) a check representing the amount of cash (if any) payable in lieu of a fractional share of TD Banknorth Common Stock which such former holder has the right to receive hereunder in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. Following the issuance of shares of TD Banknorth Common Stock in book-entry form pursuant to this Agreement, each recipient of such shares will receive a Direct Registration System Stock Distribution Statement from TD Banknorth’s transfer agent evidencing the credit of shares of TD Banknorth Common Stock to an account for such shareholder and containing instructions on how a shareholder may, if desired, request a physical certificate for shares of TD Banknorth Common Stock. Until surrendered as contemplated by this Section 3.5(b), each Certificate (other than Certificates representing Treasury Stock) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided in Sections 3.1 and 3.3 and any unpaid dividends and distributions thereon as provided in paragraph (c) of this Section 3.5. No interest shall be paid or accrued on any cash constituting Merger Consideration (including any cash in lieu of fractional shares) and any unpaid dividends and distributions, if any, payable to holders of Certificates.

     (c) No dividends or other distributions with respect to TD Banknorth Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.5. After the surrender of a Certificate in accordance with this Section 3.5, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of TD Banknorth Common Stock represented by such Certificate.

     (d) If payment of the Merger Consideration is to be made to a Person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate form of assignment separate from the Certificate) and otherwise in proper form for transfer, and the Person requesting such payment shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the payment of the Merger Consideration to a Person other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

     (e) At and after the Effective Time, the stock transfer books of Hudson United shall be closed and there shall be no transfers on the stock transfer books of Hudson United of the shares of Hudson United Common Stock which were issued and outstanding immediately prior to the Effective Time. At the Effective Time, holders of Hudson United Common Stock shall cease to be, and shall have no rights as, shareholders of Hudson United other than to receive the consideration provided under this Article III. On or after the Effective Time, any Certificates presented to TD Banknorth or the Exchange Agent for transfer shall be cancelled and exchanged for the Merger Consideration as provided herein.

     (f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Hudson United for 12 months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to TD Banknorth. Any shareholders of Hudson United who have not theretofore complied with Section 3.5(b) shall thereafter look only to TD Banknorth for the Merger Consideration deliverable in respect of each share of Hudson United Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of Hudson United Common Stock are not surrendered or the payment for them is not claimed prior to the date on which the applicable Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of TD Banknorth (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. TD Banknorth and the Exchange Agent shall be entitled to rely upon the stock transfer books of Hudson United to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, TD Banknorth and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

     (g) TD Banknorth (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Hudson United Common Stock such amounts as TD Banknorth or the Exchange Act are required to deduct and withhold under applicable law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Hudson United Common Stock in respect of which such deduction and withholding was made by TD Banknorth.

     (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by TD Banknorth, the posting by such Person of a bond in such amount as TD Banknorth may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

     (i) Notwithstanding any other provision of this Agreement to the contrary, Certificates surrendered for exchange by an affiliate of Hudson United shall not be exchanged for certificates representing shares of TD Banknorth Common Stock to which such Hudson United affiliate may be entitled pursuant to the terms of this Agreement until TD Banknorth has received a written agreement from such person as specified in Section 7.6.

     3.6. Treatment of Hudson United Stock Options.

     (a) At the Effective Time, each Hudson United Stock Option which is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested and exercisable, shall cease to represent a right to acquire shares of Hudson United Common Stock and shall be converted automatically into an option to purchase shares of TD Banknorth Common Stock, and TD Banknorth shall assume each Hudson United Stock Option, in accordance with the terms of the applicable Hudson United Stock Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) TD Banknorth and the Human Resources Committee of the TD Banknorth Board shall be substituted for Hudson United and the committee of the Hudson United Board (including, if applicable, the entire Hudson United Board) administering such Hudson United Stock Option Plan, (ii) each Hudson United Stock Option assumed by TD Banknorth may be exercised solely for shares of TD Banknorth Common Stock, (iii) the number of shares of TD Banknorth Common Stock subject to such Hudson United Stock Option shall be equal to the number of shares of Hudson United Common Stock subject to such Hudson United Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of TD Banknorth Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such Hudson United Stock Option shall be adjusted by dividing the per share exercise price under each such Hudson United Stock Option by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each Hudson United Stock Option which is an “incentive stock option” shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. TD Banknorth and Hudson United agree to take all necessary steps to effect the foregoing provisions of this Section 3.6(a).

     (b) Within one Business Day after the Effective Time, TD Banknorth shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of TD Banknorth Common Stock subject to the options referred to in paragraph (a) of this Section 3.6 and shall use its reasonable efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding in the case of a Form S-8 or, in the case of a Form S-3, until the shares subject to such options may be sold without a further holding period under Rule 144 under the Securities Act.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HUDSON UNITED

     At least one day prior to the execution and delivery of this Agreement, Hudson United has delivered to TD Banknorth a schedule (the “Hudson United Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of Hudson United’s representations or warranties contained in this Article IV, or to one of Hudson United’s covenants contained in Article VI. Except as set forth in the corresponding section of the Hudson United Disclosure Schedule, Hudson United hereby represents and warrants to TD Banknorth as follows:

     Section 4.1. Corporate Organization.

     (a) Hudson United is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Hudson United is registered with the Federal Reserve Board as a bank holding company under the BHC Act. Hudson United has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Hudson United is duly licensed or qualified to do business and is in good standing in each jurisdiction (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not have or reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Hudson United.

     (b) The copies of the Hudson United Certificate and Hudson United Bylaws that have been filed by Hudson United with the SEC are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     (c) Except as set forth in Section 4.1(c) of the Hudson United Disclosure Schedule, each Subsidiary of Hudson United (i) is duly organized and validly existing and is in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not have or reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Hudson United and (iii) has all requisite corporate or other power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. The certificate of incorporation, bylaws and similar governing documents of each Subsidiary of Hudson United, copies of which have been made available to TD Banknorth, are true, complete and correct as of the date of this Agreement.

     (d) Hudson United Bank is a New Jersey-chartered bank and the only Subsidiary of Hudson United that is a depository institution (as defined at 12 U.S.C. §1813(c)(1)). Hudson United Bank is a member of the BIF, and the deposit accounts of Hudson United Bank are insured by the FDIC (BIF and, with respect to certain deposits, SAIF) to the maximum extent provided by applicable law. Hudson United Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

     Section 4.2. Capitalization

     (a) As of the date of this Agreement, the authorized capital stock of Hudson United consists of 100,000,000 shares of Hudson United Common Stock and 25,000,000 shares of Hudson United Preferred Stock, including 938,690 shares of Series A Preferred Stock. As of the date of this Agreement, there were 44,437,306 shares of Hudson United Common Stock issued and outstanding, no shares of Hudson United Preferred Stock outstanding and 7,810,560 shares of Hudson United Common Stock held in Hudson United’s treasury. As of the date hereof, no shares of Hudson United Stock were reserved for issuance, except for an aggregate of 783,870 shares of Hudson United Common Stock reserved for issuance upon the exercise of outstanding Hudson United Stock Options granted pursuant to the Hudson United Stock Plans. All of the issued and outstanding shares of Hudson United Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except (i) as set forth in Section 4.2(a) of the Hudson United Disclosure Schedule and (ii) as set forth above in this Section 4.2(a), there are no Rights authorized, issued or outstanding with respect to the capital stock or any other equity security of Hudson United. No Subsidiary of Hudson United owns any shares of Hudson United Common Stock (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted).

     (b) Section 4.2(b) of the Hudson United Disclosure Schedule contains a list setting forth as of the date of this Agreement (i) all outstanding Hudson United Stock Options, the names of the optionees, the date each such option was granted, the number of shares subject to each such option, the expiration date of each such option, any vesting schedule with respect to an option which is not yet fully vested, and the price at which each such option may be exercised and (ii) comparable information for any other outstanding awards under the Hudson United Stock Plans.

     (c) Section 4.2(c) of the Hudson United Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Subsidiary of Hudson United (which schedule may, solely in the case of the authorized and outstanding shares of each such Subsidiary, be delivered within 30 days after the date hereof). Except as set forth in Section 4.2(c) of the Hudson United Disclosure Schedule, Hudson United owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of Hudson United’s Subsidiaries, free and clear of any Liens, and all of such shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Neither Hudson United nor any Subsidiary thereof has or is bound by any Right with respect to the capital stock or any other equity security of any Subsidiary of Hudson United.

     (d) Except (i) as disclosed in Section 4.2(d) of the Hudson United Disclosure Schedule, (ii) for Hudson United’s ownership in its Subsidiaries set forth in Section 4.2(c) of the Hudson United Disclosure Schedule, (iii) for securities held for the benefit of third parties in trust accounts, managed accounts and the like for the benefit of customers and (iv) for securities acquired after the date of this Agreement in satisfaction of debts previously contracted in good faith, neither Hudson United nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity.

     (e) Neither Hudson United nor any Hudson United Subsidiary has any Voting Debt outstanding.

     Section 4.3. Authority; No Violation.

     (a) Hudson United has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to the approval of this Agreement by the affirmative vote of a majority of the votes cast by the holders of the outstanding Hudson United Common Stock at the Hudson United Shareholders Meeting (the “Hudson United Required Vote”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance and consummation of the transactions contemplated hereby have been duly and validly approved by all requisite corporate and, subject to obtainment of the Required Hudson United Vote, shareholder action of Hudson United and no other corporate or shareholder proceedings on the part of Hudson United are necessary pursuant to the Hudson United Certificate, Hudson United Bylaws, the NJCBA or otherwise to approve this Agreement or to perform and consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Hudson United and (assuming due authorization, execution and delivery by the other Parties) constitutes a valid and binding obligation of Hudson United, enforceable against Hudson United in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

     (b) Except as set forth in Section 4.3(b) of the Hudson United Disclosure Schedule, neither the execution and delivery of this Agreement by Hudson United nor the performance and consummation by Hudson United of the transactions contemplated hereby, nor compliance by Hudson United with any of the terms or provisions hereof, will (i) violate any provision of the Hudson United Certificate, Hudson United Bylaws or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Hudson United, any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Hudson United or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Hudson United or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults or other events which, either individually or in the aggregate, will not have and would not reasonably be expected to have a Material Adverse Effect on Hudson United.

     Section 4.4. Consents and Approvals. Except for (i) the Required TD Banknorth Vote, (ii) the Required Hudson United Vote, (iii) approval of the listing of the TD Banknorth Common Stock to be issued in the Merger and pursuant to the TD Banknorth Stock Sale on the New York Stock Exchange, (iv) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the OCC under the National Bank Act and approval of such applications and notices; (v) the filing with the SEC in definitive form of the Proxy Statement/Prospectus, and the filing with, and declaration of effectiveness by, the SEC of the Registration Statement, and any related filings or approvals under applicable state securities or blue sky laws, (vi) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the Department of Treasury, Division of Commercial Recording of the State of New Jersey pursuant to the NJBCA, (vii) any notices or filings under the HSR Act, (viii) the State Banking Approvals, (ix) the consents and approvals set forth in Section 4.4 of the Hudson United Disclosure Schedule and (x) the consents and approvals of third parties which are not Governmental Entities, the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Hudson United, no consents or approvals of, or filings or registrations with, any Governmental Entity, domestic or foreign, or with any other third party are necessary in connection with (A) the execution, delivery and performance by Hudson United of this Agreement and (B) the consummation by Hudson United of the Merger and the other transactions contemplated hereby.

     Section 4.5. SEC Documents; Other Reports; Internal and Disclosure Controls.

     (a) Except as set forth in Section 4.5(a) of the Hudson United Disclosure Schedule, Hudson United has filed on a timely basis all required reports, schedules, registration statements and other documents, together with amendments thereto, with the SEC since December 31, 2000 (the “Hudson United SEC Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Hudson United SEC Reports complied, and each such Hudson United SEC Report filed subsequent to the date hereof will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 4.5(a) of the Hudson United Disclosure Schedule, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Hudson United SEC Reports. None of Hudson United’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. No executive officer of Hudson United has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act and no enforcement action has been initiated against Hudson United by the SEC relating to disclosures contained in any Hudson United SEC Report.

     (b) Hudson United and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Hudson United and its Subsidiaries or as set forth in Section 4.5(b) of the Hudson United Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the best knowledge of Hudson United, threatened an investigation into the business or operations of Hudson United or any of its Subsidiaries since December 31, 2000. Except as set forth in Section 4.5(b) of the Hudson United Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report, registration or statement filed by, or relating to any examinations by any such Governmental Entity of, Hudson United or any of its Subsidiaries.

     (c) Except as set forth in Section 4.5(c) of the Hudson United Disclosure Schedule, the records, systems, controls, data and information of Hudson United and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Hudson United or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. Hudson United and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, including that (i) transactions are executed only in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of Hudson United and to maintain accountability for Hudson United’s assets; (iii) access to Hudson United’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of Hudson United’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Hudson United (A) has designed disclosure controls and procedures (within the meaning of Rules 13a-14(e) and 14d-14(e) of the Exchange Act) to ensure that material information relating to Hudson United and its Subsidiaries is made known to the management of Hudson United by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Hudson United Reports, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Hudson United’s auditors and the audit committee of Hudson United’s Board (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Hudson United’s ability to record, process, summarize and report financial data and have identified for Hudson United’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Hudson United’s internal controls. Hudson United has made available to TD Banknorth a summary of any such disclosure made by management to Hudson United’s auditors and the audit committee of Hudson United’s Board since January 1, 2002. Hudson United is in compliance with Section 404 of the Sarbanes-Oxley Act in all material respects.

     (d) Except as set forth in Section 4.5(d) of the Hudson United Disclosure Schedule, since July 30, 2002, (x) neither Hudson United nor any of its Subsidiaries nor, to the Knowledge of Hudson United, any director, officer, employee, auditor, accountant or representative of Hudson United or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Hudson United or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Hudson United or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Hudson United or any of its Subsidiaries, whether or not employed by Hudson United or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Hudson United or any of its officers, directors, employees or agents to the Hudson United Board or any committee thereof or to any director or officer of Hudson United.

     Section 4.6. Financial Statements; Undisclosed Liabilities.

     (a) The financial statements of Hudson United (including any related notes thereto) included in the Hudson United SEC Reports filed on or prior to the date hereof complied, and the financial statements of Hudson United (including any related notes thereto) included in any Hudson United SEC Reports filed after the date hereof will comply, as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been or will be, as the case may be, prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Hudson United and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of Hudson United and its Subsidiaries have been, and are being, maintained in all material respects in accordance with U.S. GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     (b) Except for (i) those liabilities that are fully reflected or reserved for in accordance with U.S. GAAP in the consolidated financial statements of Hudson United included in its Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the SEC, or (ii) liabilities incurred since December 31, 2004 in the ordinary course of business, neither Hudson United nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability other than pursuant to or as contemplated by this Agreement.

     Section 4.7. Broker’s Fees. Except for KBW, neither Hudson United nor any Hudson United Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any of the other transactions contemplated by this Agreement. A true, complete and correct copy of the agreement with KBW relating to any such fees has previously been furnished to TD Banknorth.

     Section 4.8. Absence of Certain Changes or Events. Except as publicly disclosed in the Hudson United SEC Reports filed with the SEC prior to the date hereof, or as set forth in Section 4.8 of the Hudson United Disclosure Schedule, since December 31, 2004, (a) no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material 26 Adverse Effect on Hudson United and (b) prior to the date hereof, neither Hudson United nor any of its Subsidiaries has (i) effected or authorized any adjustment, split, combination or reclassification of any of its capital stock, or redeemed, purchased or otherwise acquired, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock or stock appreciation rights (except pursuant to the exercise of stock options); (ii) declared, set aside or paid any dividend other than regular quarterly cash dividends on Hudson United Common Stock and dividends paid to the holders of trust preferred securities issued by affiliated trusts in accordance with the terms of such securities; (iii) sold, licensed, leased, encumbered, mortgaged, transferred, assigned or otherwise disposed of any of its material assets, properties or other rights or agreements other than in the ordinary course of business consistent with past practice; (iv) increased the compensation or fringe benefits of any present or former director or officer of Hudson United or its Subsidiaries (except for increases in salary or wages of nonexecutive officers or employees in the ordinary course of business consistent with past practice), or granted any severance or termination pay to any present or former director, officer or employee of Hudson United or its Subsidiaries except in connection with terminations of employment of non-officer employees in the ordinary course of business consistent with past practice; (v) amended or terminated any Hudson United Benefit Plan; (vi) made any material change in its policies and practices with respect to (x) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans or (y) hedging its Loan positions or commitments; (vii) made any changes in its accounting methods or method of Tax accounting, practices or policies; (viii) made or changed any material Tax election or settled or compromised any material Tax liability of Hudson United or any of its Subsidiaries; or (ix) agreed to, or made any commitment to, take any of the foregoing actions.

     Section 4.9. Legal Proceedings.

     (a) Except as publicly disclosed in the Hudson United SEC Reports filed with the SEC prior to the date hereof or as disclosed in Section 4.9(a) of the Hudson United Disclosure Schedule, neither Hudson United nor any of its Subsidiaries is a party to any, and there are no pending or, to Hudson United’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Hudson United or any of its Subsidiaries (including under or in respect of the Sarbanes-Oxley Act, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discriminatory banking practices or the Bank Secrecy Act) or challenging the validity or propriety of this Agreement or the transactions contemplated hereby as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Hudson United.

     (b) There is no injunction, order, judgment, decree or regulatory restriction specifically imposed upon Hudson United, any of its Subsidiaries or the assets of Hudson United or any of its Subsidiaries that has had, or would reasonably be expected to have, a Material Adverse Effect on Hudson United.

     Section 4.10. Taxes

     (a) Except as set forth in Section 4.10(a) of the Hudson United Disclosure Schedule: (x) each of Hudson United and its Subsidiaries has (i) duly and timely filed (including pursuant to any extension of the filing deadline) all material Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements included in the Hudson United SEC Reports (in accordance with U.S. GAAP) for all material Taxes, whether or not shown as due on such Tax Returns; (y) to the Knowledge of Hudson United, no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Taxes due by or Tax Returns of Hudson United or any of its Subsidiaries, except for any such deficiencies that have been fully reflected or reserved for in the financial statements included in the Hudson United SEC Reports; and (z) there are no material Liens for Taxes upon the assets of either Hudson United or any of its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings or for which adequate reserves in accordance with U.S. GAAP have been provided in the financial statements included in the Hudson United SEC Reports.

     (b) Neither Hudson United nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is Hudson United) filing a consolidated tax return or (ii) has any material liability for Taxes of any Person arising from the application of Treasury Regulation Section 1.1502 -6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

     (c) None of Hudson United or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement, other than with each other.

     (d) Except as set forth in Section 4.10(d) of the Hudson United Disclosure Schedule, no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Hudson United or any of its Subsidiaries.

     (e) None of Hudson United or any of its Subsidiaries has been either a

“distributing corporation” or a “controlled corporation” in a distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

     (f) All material Taxes required to be withheld, collected or deposited by or with respect to Hudson United and each Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

     (g) Except as set forth in Section 4.10(g) of the Hudson United Disclosure Schedule, neither Hudson United nor any of its Subsidiaries has granted any currently-effective waiver of any U.S. federal, state, local or non-U.S. statute of limitations with respect to, or any currently-effective extension of a period for the assessment of, any Tax.

     (h) Neither Hudson United nor any of its Subsidiaries has filed a consent to the application of Section 341(f) of the Code for tax years beginning before December 31, 2002.

     (i) Hudson United is not aware of any fact or circumstances that could reasonably be expected to prevent the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Code.

     Section 4.11. Employees; Employee Benefit Plans.

     (a) Section 4.11(a) of the Hudson United Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of ERISA, including multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, loan, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) under which any current or former employee, director or independent contractor of Hudson United or any of its Subsidiaries has any present or future right to benefits and under which Hudson United or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Hudson United Benefit Plans.”

     (b) With respect to each Hudson United Benefit Plan, Hudson United has delivered to TD Banknorth a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description provided by Hudson United or any of its Subsidiaries to their employees concerning the extent of the benefits provided under a Hudson United Benefit Plan; and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

     (c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Hudson United, (i) each of the Hudson United Benefit Plans has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Hudson United Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification; (iii) no “reportable event” (as such term is defined in ERISA Section 4043), “prohibited transaction” (as such term is defined in ERISA Section 406 and Code Section 4975) or “accumulated funding deficiency” (as such term is defined in ERISA section 302 and Code Section 412 (whether or not waived)) has occurred with respect to any Hudson United Benefit Plan; (iv) except as set forth in Section 4.11(c) of the Hudson United Disclosure Schedule, no Hudson United Benefit Plan provides retiree welfare benefits and neither Hudson United nor any of its Subsidiaries have any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code; and (v) neither Hudson United nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

     (d) None of the Hudson United Benefit Plans is a multiemployer plan (within the meaning of ERISA Section 4001(a)(3)), and none of Hudson United, its Subsidiaries or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.

     (e) With respect to any Hudson United Benefit Plan, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Hudson United, or as set forth in Section 4.11(e) of the Hudson United Disclosure Schedule, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Hudson United or any of its Subsidiaries, threatened, (ii) no written communication has been received from the PBGC in respect of any Hudson United Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, in progress (including any routine requests for information from the PBGC), or to the Knowledge of Hudson United, threatened.

     (f) Except as set forth in Section 4.11(f) of the Hudson United Disclosure Schedule, no Hudson United Benefit Plan exists that could result in the payment to any present or former employee, director or independent consultant of Hudson United or any of its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of Hudson United or any of its Subsidiaries as a result of the transactions contemplated by this Agreement. Except as set forth in Section 4.11(f) of the Hudson United Disclosure Schedule, there is no contract, plan or arrangement (written or otherwise) covering any current or former employee or director of Hudson United or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code.

     (g) In connection with the transactions contemplated by this Agreement or otherwise, no current or former employee or director of Hudson United or its Subsidiaries has the right to compel Hudson United or any of its Subsidiaries to fund (by reason of, or pursuant to, a grantor trust or any other funding mechanism) any benefit provided, or to be provided, to such employee or director.

     (h) Neither Hudson United nor any Hudson United Subsidiary (i) has taken any action, or has failed to take any action, that has resulted or is likely to result in the interest and tax penalties specified in Section 409A(a)(1)(B) of the Code being owed by any participant in a Hudson United Benefit Plan or (ii) has agreed to reimburse or indemnify any participant in a Hudson United Benefit Plan for any of the interest and the penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future.

     Section 4.12. Board Approval. On or prior to the date of this Agreement, the Hudson United Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, (i) determined that this Agreement and the Merger are fair to and in the best interests of Hudson United and its shareholders and declared the Merger and the other transactions contemplated hereby to be advisable, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) agreed to recommend that the shareholders of Hudson United approve this Agreement at the Hudson United Shareholders Meeting.

     Section 4.13. Compliance With Applicable Law.

     (a) Each of Hudson United and its Subsidiaries is in compliance with, and is not in violation of, its respective certificate of incorporation and bylaws or equivalent constituent documents. Except as disclosed in Section 4.13(a) of the Hudson United Disclosure Schedule, Hudson United and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties and assets under and pursuant to, and have complied with and are not in violation in any material respect under, any applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Hudson United or any of its Subsidiaries (including, without limitation, the Sarbanes-Oxley Act, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discriminatory banking practices), except where the failure to hold such license, franchise, permit or authorization or such noncompliance or violation would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Hudson United, and neither Hudson United nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on Hudson United. Hudson United Bank is in compliance with the CRA and Hudson United Bank received a CRA rating of “satisfactory” from the FDIC in its most recently completed exam.

     (b) Except as set forth in Section 4.13(b) of the Hudson United Disclosure Schedule, Hudson United and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the documents governing such accounts, applicable state and federal law and regulation and common law, except where the failure to so administer such accounts would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Hudson United. None of Hudson United, any of its Subsidiaries, or any director, officer or employee of Hudson United or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Hudson United, and, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Hudson United, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

     Section 4.14. Certain Contracts.

     (a) Except as publicly disclosed in the Hudson United SEC Reports filed prior to the date hereof or as set forth in Section 4.14(a) of the Hudson United Disclosure Schedule, neither Hudson United nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or in part after the date of this Agreement, (ii) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the Federal Home Loan Bank and sales of securities subject to repurchase, in each case incurred in the ordinary course of business) by Hudson United or any of its Subsidiaries in the principal amount of $2.0 million or more, including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (iii) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of Hudson United and its Subsidiaries, (iv) which provides for material payments to be made by Hudson United or any of its Subsidiaries upon a change in control thereof, (v) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice and involving the payment of more than $2.0 million per annum, (vi) which (A) limits the freedom of Hudson United or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, (B) requires referrals of business or requires Hudson United or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis or (C) requires Hudson United or any of its Subsidiaries to use any product or service of another person on an exclusive basis or (vii) which involved payments by, or to, Hudson United or any of its Subsidiaries in fiscal year 2005 of more than $5 million or which could reasonably be expected to involve payments during fiscal year 2005 of more than $5 million (other than pursuant to Loans originated or purchased by Hudson United and its Subsidiaries in the ordinary course of business consistent with past practice). Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not publicly disclosed in the Hudson United SEC Reports filed prior to the date hereof or set forth in Section 4.14(a) of the Hudson United Disclosure Schedule, is referred to herein as an “Hudson United Contract.”

     (b) Except as set forth in Section 4.14(b) of the Hudson United Disclosure Schedule, (i) each Hudson United Contract is valid and binding on Hudson United or its applicable Subsidiary and in full force and effect, and, to the Knowledge of Hudson United, is valid and binding on the other parties thereto, (ii) Hudson United and each of its Subsidiaries and, to the Knowledge of Hudson United, each of the other parties thereto, has in all material respects performed all obligations required to be performed by such party to date under each Hudson United Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of Hudson United or any of its Subsidiaries or, to the Knowledge of Hudson United, any other party thereto, under any such Hudson United Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or breach or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Hudson United.

     (c) Section 4.14(c) of the Hudson United Disclosure Schedule contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as tax indemnification payments in respect of income or excise taxes), under (i) any employment, change-in-control, severance or similar contract or plan with or which covers any present or former director, officer or employee of Hudson United or any of its Subsidiaries who may be entitled to any such amount (other than pursuant to the Hudson United Severance Plan) and identifying the types and estimated amounts of the in-kind benefits due under any Hudson United Benefit Plans or Hudson United Contract (other than a tax-qualified plan) for each such person, specifying the assumptions in such schedule and (ii) the Hudson United Severance Plan, as to all directors and officers with a title of Senior Vice President or above.

     Section 4.15. Agreements With Regulatory Agencies. Except as set forth in Section 4.15 of the Hudson United Disclosure Schedule, neither Hudson United nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 4.15 of the Hudson United Disclosure Schedule, a “Hudson United Regulatory Agreement”), any Governmental Entity that currently restricts or by its terms will in the future restrict the conduct of its business or relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management or its business, nor has Hudson United or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Hudson United Regulatory Agreement. Except as set forth in Section 4.15 of the Hudson United Disclosure Schedule, Hudson United and its Subsidiaries are in compliance in all material respects with each such Hudson United Regulatory Agreement to which they are a party or subject, and neither Hudson United nor any of its Subsidiaries has received any notice from any Governmental Entity indicating that, or questioning whether, either Hudson United or any such Subsidiary is not in compliance in all material respects with any such Hudson United Regulatory Agreement.

     Section 4.16. Hudson United Information. The information relating to Hudson United and its Subsidiaries to be provided by Hudson United for inclusion in the Proxy Statement/Prospectus, the Registration Statement, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof as relate only to TD Banknorth or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     Section 4.17. Title to Property.

     (a) Real Property. Except as set forth in Section 4.17(a) of the Hudson United Disclosure Schedule, Hudson United and its Subsidiaries have good, valid and marketable title to all real property owned by them free and clear of all Liens, except Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, or such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures material to the business, operations or financial condition of Hudson United and its Subsidiaries are in good condition and repair except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Hudson United.

     (b) Personal Property. Hudson United and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them, free and clear of all Liens except as disclosed in the Hudson United Reports filed prior to the date hereof or as set forth in Section 4.17(b) of the Hudson United Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Hudson United.

     (c) Leased Property. All leases of real property and all other leases material to Hudson United and its Subsidiaries under which Hudson United or a Subsidiary, as lessee, leases personal property are valid and binding in accordance with their respective terms, there is not under such lease any material existing default by Hudson United or such Subsidiary or, to the knowledge of Hudson United, any other party thereto, or any event which with notice or lapse of time would constitute such a default, and, in the case of leased premises, Hudson United or such Subsidiary quietly enjoys the premises provided for in such lease, except in any such case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Hudson United.

     Section 4.18. Insurance.

     (a) Hudson United and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries of comparable size and operations to Hudson United and its Subsidiaries. Section 4.18(a) of the Hudson United Disclosure Schedule contains a true and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all insurance policies in force on the date hereof with respect to the business and assets of Hudson United and its Subsidiaries (other than insurance policies under which Hudson United or any Subsidiary thereof is named as a loss payee, insured or additional insured as a result of its position as a secured lender on specific loans and mortgage insurance policies on specific loans or pools of loans). Hudson United and its Subsidiaries are in material compliance with their insurance policies and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except as set forth in Section 4.18(a) of the Hudson United Disclosure Schedule, Hudson United Benefit Plans which are funded with insurance (as identified in such schedule) and policies insuring against potential liabilities of officers, directors and employees of Hudson United and its Subsidiaries, Hudson United or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

     (b) The value of all company-owned and bank-owned life insurance policies owned by Hudson United or its Subsidiaries is fairly and accurately reflected in accordance with U.S. GAAP in the financial statements of Hudson United and its Subsidiaries included in the Hudson United SEC Reports. Section 4.18(b) of the Hudson United Disclosure Schedule sets forth a true and correct summary description of all company-owned and bank-owned life insurance owned by Hudson United or any of its Subsidiaries.

     Section 4.19. Environmental Liability. Except as set forth in Section 4.19 of the Hudson United Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on Hudson United or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or, to the Knowledge of Hudson United, threatened against Hudson United or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on Hudson United. To the Knowledge of Hudson United, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on Hudson United. To the Knowledge of Hudson United, during or prior to the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries’ participation in the management of any property or (iii) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of any Hazardous Substance in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on Hudson United. Neither Hudson United nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on Hudson United.

     Section 4.20. Opinion of Financial Advisor. Hudson United has received the opinion of KBW, dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair to the shareholders of Hudson United from a financial point of view.

     Section 4.21. Patents, Trademarks, Etc. Hudson United and each of its Subsidiaries owns or possesses, or is licensed or otherwise has the right to use, all proprietary rights, including all trademarks, trade names, service marks and copyrights, that are material to the conduct of their existing businesses. Except for the agreements set forth in Section 4.21 of the Hudson United Disclosure Schedule, neither Hudson United nor any of its Subsidiaries is bound by or a party to any licenses or agreements of any kind with respect to any trademarks, service marks or trade names which it claims to own. Neither Hudson United nor any of its Subsidiaries has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other Person.

     Section 4.22. Labor Matters. Except as set forth in Section 4.22 of the Hudson United Disclosure Schedule, neither Hudson United nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Hudson United or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the United States National Labor Relations Act) or seeking to compel Hudson United or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any labor strike, slowdown or work stoppage or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to Hudson United’s knowledge, threatened against Hudson United or any of its Subsidiaries, nor is Hudson United aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

     Section 4.23. Derivative Instruments and Transactions.

     (a) Except as would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Hudson United, (i) all Derivative Transactions whether entered into for the account of Hudson United or any of its Subsidiaries or for the account of a customer of Hudson United or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Hudson United or one of its Subsidiaries and, to the Knowledge of Hudson United, each of the counterparties thereto, and are enforceable in accordance with their terms, and are in full force and effect, (ii) Hudson United or its Subsidiaries and, to the Knowledge of Hudson United, the counterparties thereto, have duly performed their obligations thereunder to the extent that such obligations to perform have accrued, and (iii) to Hudson United’s Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

     (b) Except as set forth in Section 4.23(b) of the Hudson United Disclosure Schedule, as of May 31, 2005, no Derivative Transaction, were it to be a Loan (as hereinafter defined) held by Hudson United or any of its Subsidiaries, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. The financial position of Hudson United and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of Hudson United and such Subsidiaries in accordance with U.S. GAAP consistently applied.

     Section 4.24. Investment Companies and Investment Advisers.

     (a) Neither Hudson United nor any of its Subsidiaries is an “investment company” as defined under the Investment Company Act.

     (b) None of Hudson United, any Subsidiary of Hudson United or any division of Hudson United Bank is required to register as an “investment adviser” with the SEC under the Investment Advisers Act or with any Governmental Entity under any state law or regulation.

     Section 4.25. Loan Matters

     (a) Each outstanding Loan (including Loans held for resale to investors) held by Hudson United or its Subsidiaries (the “Hudson United Loans”) has been solicited and originated and is administered and, where applicable, serviced, and the relevant Hudson United Loan files are being maintained, in all material respects in accordance with the relevant loan documents, Hudson United’s underwriting standards (and, in the case of Hudson United Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Hudson United.

     (b) Each Hudson United Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to Hudson United’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except as would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Hudson United, the loan documents with respect to each Hudson United Loan were in compliance with applicable laws and regulations at the time of origination or purchase by Hudson United or its Subsidiaries and are complete and correct.

     (c) (i) Section 4.25(c) of the Hudson United Disclosure Schedule sets forth a list of all Loans as of May 31, 2005 by Hudson United and its Subsidiaries to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O promulgated by the Federal Reserve Board (12 CFR Part 215)) of Hudson United or any of its Subsidiaries; (ii) except as listed in Section 4.25(c) of the Hudson United Disclosure Schedule, there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Loan was made; and (iii) all such Loans are and were made in compliance with all applicable laws and regulations, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Hudson United.

     (d) Section 4.25(d) of the Hudson United Disclosure Schedule identifies (A) each Hudson United Loan that as of March 31, 2005 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Hudson United, any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Hudson United Loan and the identity of the borrower thereunder, and (B) each asset of Hudson United or any of its Subsidiaries that as of March 31, 2005 was classified as OREO and the book value thereof as of such date, and there has been no material adverse changes in any such information between March 31, 2005 and the date hereof.

     (e) Except as set forth in Section 4.25(e) of the Hudson United Disclosure Schedule, none of the agreements pursuant to which Hudson United or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

     Section 4.26. Antitakeover Provisions. Hudson United has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from the requirements of any “control share acquisition,” “business combination moratorium,” “fair price,” “affiliate transaction,” “anti-greenmail” or other form of antitakeover statute or regulation of any 37 jurisdiction, including without limitation Sections 14A:10A-1 et. seq. of the NJBCA, known as the New Jersey Shareholders’ Protection Act. This Agreement and the transactions contemplated hereby have been unanimously approved by the Hudson United Board and the Hudson United Board has determined that the restrictions contained in Article IX of the Hudson United Certificate shall not be applicable to this Agreement or the transactions contemplated hereby.

     Section 4.27. Books and Records. The minute books of Hudson United and each of its Subsidiaries contain in all material respects true, complete and accurate records of all meetings and other corporate actions held or taken since December 31, 2000 of their respective shareholders and boards of directors (including committees of their respective boards of directors).

     Section 4.28. Approvals. As of the date of this Agreement, Hudson United knows of no reason relating to it why all regulatory approvals from any Governmental Entity required to consummate the transactions contemplated hereby should not be obtained on a timely basis without the imposition of a condition or restriction of the type referred to in Section 8.2(c).

     Section 4.29. Disclosure. The representations and warranties contained in this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF TD BANKNORTH

     At least one day prior to the execution and delivery of this Agreement, TD Banknorth has delivered to Hudson United a schedule (the “TD Banknorth Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of TD Banknorth’s representations or warranties contained in this Article V, or to one of TD Banknorth’s covenants contained in Article VI. Except as set forth in the corresponding section of the TD Banknorth Disclosure Schedule, TD Banknorth hereby represents and warrants to Hudson United as follows:

     Section 5.1. Corporate Organization.

     (a) TD Banknorth is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. TD Banknorth is a bank holding company and a financial holding company registered under the BHC Act. TD Banknorth has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. TD Banknorth is duly licensed or qualified to do business and is in good standing in each jurisdiction (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not have or reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TD Banknorth.

     (b) The copies of the TD Banknorth Certificate and TD Banknorth Bylaws that have previously been made available to Hudson United are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     (c) Except as set forth in Section 5.1(c) of the TD Banknorth Disclosure Schedule, each Subsidiary of TD Banknorth (i) is duly organized and validly existing and is in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not have or reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TD Banknorth and (iii) has all requisite corporate or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The certificate of incorporation, bylaws and similar governing documents of each Significant Subsidiary of TD Banknorth, copies of which have been made available to Hudson United, are true, complete and correct as of the date of this Agreement.

     (d) TD Banknorth, NA is a national bank and is the only Subsidiary of TD Banknorth that is a depository institution (as defined at 12 U.S.C. §1813(c)(1)). TD Banknorth, NA is a member of the BIF, and the deposit accounts of TD Banknorth, NA are insured by the FDIC (BIF and, with respect to certain deposits, SAIF) to the maximum extent provided by applicable law. TD Banknorth, NA has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

     Section 5.2. Capitalization.

     (a) As of the date of this Agreement, the authorized capital stock of TD Banknorth consists of 400,000,000 shares of TD Banknorth Common Stock, one share of TD Banknorth Class B Common Stock and 5,000,000 shares of TD Banknorth Preferred Stock. As of June 30, 2005, there were 173,405,918 shares of TD Banknorth Common Stock issued and outstanding, one share of TD Banknorth Class B Common Stock outstanding, no shares of TD Banknorth Preferred Stock outstanding and 15,020,712 shares of TD Banknorth Common Stock held in TD Banknorth’s treasury. As of the date of this Agreement, no shares of TD Banknorth Stock were reserved for issuance, except (i) an aggregate of 15,996,555 shares of TD Banknorth Common Stock reserved for issuance upon the exercise of stock options and pursuant to the terms of restricted stock units granted pursuant to the TD Banknorth Stock Compensation Plans, (ii) an aggregate of 955,308 shares of TD Banknorth Common Stock reserved for issuance pursuant to TD Banknorth’s Employee Stock Purchase Plan, (iii) for shares of TD Banknorth Common Stock issuable in connection with the Merger pursuant to this Agreement and (iv) 29,588,235 shares of TD Banknorth Common Stock reserved for issuance pursuant to the TD Banknorth Stock Sale. As of the date of this Agreement, except (i) as set forth in the preceding sentence and (ii) Rights granted in the ordinary course of business pursuant to TD Banknorth's Employee Stock Purchase Plan, there are no Rights authorized, issued or outstanding with respect to the capital stock or any other equity security of TD Banknorth. All of the issued and outstanding shares of TD Banknorth Common Stock are duly authorized, validly issued, fully paid, nonassessable and, except as provided in the Stockholders Agreement with respect to shares of TD Banknorth

Common Stock held by TD, free of preemptive rights. Subject to receipt of the TD Banknorth Required Vote, at the Effective Time, the shares of TD Banknorth Common Stock to be issued in the Merger and pursuant to the TD Banknorth Stock Sale will be duly authorized, validly issued, fully paid, nonassessable and, except as provided in the Stockholders Agreement with respect to shares of TD Banknorth Common Stock held by TD, free of preemptive rights. No Subsidiary of TD Banknorth owns any shares of TD Banknorth Common Stock (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted).

     (b) Section 5.2(b) of the TD Banknorth Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Significant Subsidiary of TD Banknorth. Except as set forth in Section 5.2(b) of the TD Banknorth Disclosure Schedule, TD Banknorth owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of TD Banknorth’s Significant Subsidiaries, free and clear of any Liens, and all of such shares are duly authorized, validly issued, fully paid, nonassessable (except, in the case of TD Banknorth, NA, as provided in 12 U.S.C. Section 55) and free of preemptive rights. Neither TD Banknorth nor any Significant Subsidiary thereof has or is bound by any Right with respect to the capital stock or any other equity security of any Significant Subsidiary of TD Banknorth.

     (c) As of the date hereof, neither TD Banknorth nor any TD Banknorth Subsidiary has any Voting Debt outstanding.

     Section 5.3. Authority; No Violation.

     (a) TD Banknorth has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding TD Banknorth Common Stock (the “TD Banknorth Required Vote”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance and consummation of the transactions contemplated hereby have been duly and validly approved by all requisite corporate and, subject to the obtainment of the Required TD Banknorth Vote, shareholder action of TD Banknorth and no other corporate or shareholder proceedings on the part of TD Banknorth are necessary pursuant to the TD Banknorth Certificate, the TD Banknorth Bylaws, the DGCL or otherwise to approve and adopt this Agreement or to perform and consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by TD Banknorth and (assuming due authorization, execution and delivery by the other Parties) constitutes a valid and binding obligation of TD Banknorth, enforceable against TD Banknorth in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

     (b) Except as set forth in Section 5.3(b) of the TD Banknorth Disclosure Schedule, neither the execution and delivery of this Agreement by TD Banknorth nor the performance and consummation by TD Banknorth of the transactions contemplated hereby, nor compliance by

TD Banknorth with any of the terms or provisions hereof, will (i) violate any provision of the TD Banknorth Certificate, TD Banknorth Bylaws or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to TD Banknorth, any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of TD Banknorth or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which TD Banknorth or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults or other events which, either individually or in the aggregate, will not have and would not reasonably be expected to have a Material Adverse Effect on TD Banknorth.

     Section 5.4. Consents and Approvals. Except for (i) the Required Hudson United Vote, (ii) the Required TD Banknorth Vote, (iii) approval of the listing of the TD Banknorth Common Stock to be issued in the Merger and pursuant to the TD Banknorth Stock Sale on the New York Stock Exchange, (iv) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the OCC under the National Bank Act and approval of such applications and notices; (v) the filing with the SEC in definitive form of the Proxy Statement/Prospectus, and the filing with, and declaration of effectiveness by, the SEC of the Registration Statement, and any related filings or approvals under applicable state securities or blue sky laws, (vi) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the Department of Treasury, Division of Commercial Recording of the State of New Jersey pursuant to the NJBCA, (vii) any notices or filings under the HSR Act, (viii) the State Banking Approvals, (ix) the consents and approvals set forth in Section 5.4 of the TD Banknorth Disclosure Schedule and (x) the consents and approvals of third parties which are not Governmental Entities, the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on TD Banknorth, no consents or approvals of, or filings or registrations with, any Governmental Entity, domestic or foreign, or with any other third party are necessary in connection with (A) the execution, delivery and performance by TD Banknorth of this Agreement and (B) the consummation by TD Banknorth of the Merger and the other transactions contemplated hereby.

     Section 5.5. SEC Documents; Other Reports; Internal and Disclosure Controls.

     (a) TD Banknorth has filed on a timely basis all required reports, schedules, registration statements and other documents, together with amendments thereto, with the SEC since December 31, 2000 (the “TD Banknorth SEC Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the TD Banknorth SEC Reports complied, and each such TD Banknorth SEC Report filed subsequent to the date hereof will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the TD Banknorth SEC Reports. None of TD Banknorth’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. No executive officer of TD Banknorth has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act and no enforcement action has been initiated against TD Banknorth by the SEC relating to disclosures contained in any TD Banknorth SEC Report.

     (b) TD Banknorth and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of TD Banknorth and its Subsidiaries or as set forth in Section 5.5(b) of the TD Banknorth Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the best knowledge of TD Banknorth, threatened an investigation into the business or operations of TD Banknorth or any of its Subsidiaries since December 31, 2000. Except as set forth in Section 5.5(b) of the TD Banknorth Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report, registration or statement filed by, or relating to any examinations by any such Governmental Entity of, TD Banknorth or any of its Subsidiaries.

     (c) Except as set forth in Section 5.5(c) of the TD Banknorth Disclosure Schedule, the records, systems, controls, data and information of TD Banknorth and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of TD Banknorth or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. TD Banknorth and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, including that (i) transactions are executed only in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of TD Banknorth and to maintain accountability for TD Banknorth’s assets; (iii) access to TD Banknorth’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of TD Banknorth’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. TD Banknorth (A) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to TD Banknorth and its Subsidiaries is made known to the management of TD Banknorth by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the TD Banknorth Reports, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to TD Banknorth’s auditors and the audit committee of the TD Banknorth Board (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect TD Banknorth’s ability to record, process, summarize and report financial data and have identified for TD Banknorth’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in TD Banknorth’s internal controls. TD Banknorth has made available to Hudson United a summary of any such disclosure made by management to TD Banknorth’s auditors and the audit committee of the TD Banknorth Board since January 1, 2002. TD Banknorth is in compliance with Section 404 of the Sarbanes-Oxley Act in all material respects.

     (d) Except as set forth in Section 5.5(d) of the TD Banknorth Disclosure Schedule, since July 30, 2002, (x) neither TD Banknorth nor any of its Subsidiaries nor, to the Knowledge of TD Banknorth, any director, officer, employee, auditor, accountant or representative of TD Banknorth or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of TD Banknorth or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that TD Banknorth or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing TD Banknorth or any of its Subsidiaries, whether or not employed by TD Banknorth or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by TD Banknorth or any of its officers, directors, employees or agents to the TD Banknorth Board or any committee thereof or to any director or officer of TD Banknorth.

     Section 5.6. Financial Statements; Undisclosed Liabilities.

     (a) The financial statements of TD Banknorth (including any related notes thereto) included in the TD Banknorth SEC Reports filed on or prior to the date hereof complied, and the financial statements of TD Banknorth (including any related notes thereto) included in any TD Banknorth SEC Reports filed after the date hereof will comply, as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been or will be, as the case may be, prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of TD Banknorth and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of TD Banknorth and its Subsidiaries have been, and are being, maintained in all material respects in accordance with U.S. GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     (b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of TD Banknorth included in its Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the SEC, or (ii) liabilities incurred since December 31, 2004 in the ordinary course of business, neither TD Banknorth nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability other than pursuant to or as contemplated by this Agreement.

     Section 5.7. Broker’s Fees. Except for Lehman Brothers, whose fees and expenses will be paid by TD Banknorth, neither TD Banknorth nor any affiliate or Subsidiary of TD Banknorth or any of their respective directors or officers has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any of the other transactions contemplated by this Agreement for which Hudson United, any of its Subsidiaries or any of their respective directors or officers would be liable.

     Section 5.8. Absence of Certain Changes or Events. Except as publicly disclosed in the TD Banknorth SEC Reports filed with the SEC prior to the date hereof, or as set forth in Section 5.8 of the TD Banknorth Disclosure Schedule, since December 31, 2004, (i) no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on TD Banknorth and (ii) TD Banknorth and its Subsidiaries have not taken any action that would have been prohibited by Section 7.3 if taken after the date of this Agreement.

     Section 5.9. Legal Proceedings.

     (a) Except as publicly disclosed in the TD Banknorth SEC Reports filed with the SEC prior to the date hereof or as disclosed in Section 5.9(a) of the TD Banknorth Disclosure Schedule, neither TD Banknorth nor any of its Subsidiaries is a party to any, and there are no pending or, to TD Banknorth’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against TD Banknorth or any of its Subsidiaries (including under or in respect of the Sarbanes-Oxley Act, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discriminatory banking practices or the Bank Secrecy Act) or challenging the validity or propriety of this Agreement or the transactions contemplated hereby as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on TD Banknorth.

     (b) There is no injunction, order, judgment, decree or regulatory restriction specifically imposed upon TD Banknorth, any of its Subsidiaries or the assets of TD Banknorth or any of its Subsidiaries that has had, or would reasonably be expected to have, a Material Adverse Effect on TD Banknorth.

     Section 5.10. Taxes.

     (a) Except as set forth in Section 5.10(a) of the TD Banknorth Disclosure Schedule: (x) each of TD Banknorth and its Subsidiaries has (i) duly and timely filed (including pursuant to any extension of the filing deadline) all material Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements included in the TD Banknorth SEC Reports (in accordance with U.S. GAAP) for all material Taxes, whether or not shown as due on such Tax Returns; (y) to the Knowledge of TD Banknorth, no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Taxes due by or Tax Returns of TD Banknorth or any of its Subsidiaries, except for any such deficiencies that have been fully reflected or reserved for in the financial statements included in the TD Banknorth SEC Reports; and (z) there are no material Liens for Taxes upon the assets of either TD Banknorth or any of its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings or for which adequate reserves in accordance with U.S. GAAP have been provided in the financial statements included in the TD Banknorth SEC Reports.

     (b) TD Banknorth is not aware of any fact or circumstances that could reasonably be expected to prevent the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Code.

Section 5.11. Employees; Employee Benefit Plans.

     (a) Section 5.11(a) of the TD Banknorth Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of ERISA, including multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, loan, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) under which any current or former employee, director or independent contractor of TD Banknorth or any of its Subsidiaries has any present or future right to benefits and under which TD Banknorth or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “TD Banknorth Benefit Plans.”

     (b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TD Banknorth, (i) each of the TD Banknorth Benefit Plans has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each TD Banknorth Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification; (iii) no “reportable event” (as such term is defined in ERISA Section 4043), “prohibited transaction” (as such term is defined in ERISA Section 406 and Code Section 4975) or “accumulated funding deficiency” (as such term is defined in ERISA section 302 and Code Section 412 (whether or not waived)) has occurred with respect to any TD Banknorth Benefit Plan; (iv) except as set forth in Section 5.11(b) of the TD Banknorth Disclosure Schedule, no TD Banknorth Benefit Plan provides retiree welfare benefits and neither TD Banknorth nor any of its Subsidiaries have any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code; and (v) neither TD Banknorth nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

     (c) With respect to any TD Banknorth Benefit Plan, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TD Banknorth, or as set forth in Section 5.11(c) of the TD Banknorth Disclosure Schedule, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of TD Banknorth or any of its Subsidiaries, threatened, (ii) no written communication has been received from the PBGC in respect of any TD Banknorth Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, in progress (including any routine requests for information from the PBGC), or to the Knowledge of TD Banknorth, threatened.

     (d) Except as set forth in Section 5.11(d) of the TD Banknorth Disclosure Schedule, none of the TD Banknorth Benefit Plans is a multiemployer plan (within the meaning of ERISA Section 4001(a)(3)), and none of TD Banknorth, its Subsidiaries or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.

     Section 5.12. Board Approval. On or prior to the date hereof, the TD Banknorth Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, (i) determined that this Agreement, the Merger and the TD Banknorth Stock Sale are fair to and in the best interests of TD Banknorth and its shareholders and declared the Merger, the TD Banknorth Stock Sale and the other transactions contemplated hereby to be advisable, (ii) approved this Agreement, the Merger and the TD Banknorth Stock Sale and the other transactions contemplated hereby and (iii) recommended that the shareholders of TD Banknorth approve and adopt this Agreement and directed that such matter be submitted for consideration by TD Banknorth shareholders at the TD Banknorth Shareholders Meeting.

     Section 5.13. Compliance With Applicable Law.

     (a) Each of TD Banknorth and its Subsidiaries is in compliance with, and is not in violation of, its respective certificate of incorporation and bylaws or equivalent constituent documents. Except as disclosed in Section 5.13(a) of the TD Banknorth Disclosure Schedule, TD Banknorth and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties and assets under and pursuant to, and have complied with and are not in violation in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to TD Banknorth or any of its Subsidiaries (including, without limitation, the Sarbanes-Oxley Act, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discriminatory banking practices), except where the failure to hold such license, franchise, permit or authorization or such noncompliance or violation would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on TD Banknorth, and neither TD Banknorth nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on TD Banknorth. TD Banknorth, NA is in compliance with the CRA and TD Banknorth, NA received a CRA rating of “outstanding” from the OCC in its most recently completed exam.

     (b) Except as set forth in Section 5.13(b) of the TD Banknorth Disclosure Schedule, TD Banknorth and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the documents governing such accounts, applicable state and federal law and regulation and common law, except where the failure to so administer such accounts would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TD Banknorth. None of TD Banknorth, any of its Subsidiaries, or any director, officer or employee of TD Banknorth or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TD Banknorth, and, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TD Banknorth, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

     Section 5.14. Agreements With Regulatory Agencies. Except as set forth in Section 5.14 of the TD Banknorth Disclosure Schedule, neither TD Banknorth nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 5.14 of the TD Banknorth Disclosure Schedule, a “TD Banknorth Regulatory Agreement”), any Governmental Entity that currently restricts or by its terms will in the future restrict the conduct of its business or relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management or its business, nor has TD Banknorth or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any TD Banknorth Regulatory Agreement. TD Banknorth and its Subsidiaries are in compliance in all material respects with each such TD Banknorth Regulatory Agreement to which they are a party or subject, and neither TD Banknorth nor any of its Subsidiaries has received any notice from any Governmental Entity indicating that, or questioning whether, either TD Banknorth or any such Subsidiary is not in compliance in all material respects with any such TD Banknorth Regulatory Agreement.

     Section 5.15. TD Banknorth Information. The information relating to TD Banknorth and its Subsidiaries to be provided by TD Banknorth for inclusion in the Proxy

Statement/Prospectus, the Registration Statement, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof as relate only to Hudson United or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Registration Statement (except for such portions thereof as relate only to Hudson United or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

     Section 5.16. Environmental Liability. Except as set forth in Section 5.16 of the TD Banknorth Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on TD Banknorth or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or, to the Knowledge of TD Banknorth, threatened against TD Banknorth or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on TD Banknorth. To the Knowledge of TD Banknorth, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on TD Banknorth. To the Knowledge of TD Banknorth, during or prior to the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries’ participation in the management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of any Hazardous Substance in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on TD Banknorth. Neither TD Banknorth nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on TD Banknorth.

     Section 5.17. Labor Matters. Neither TD Banknorth nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is TD Banknorth or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the United States National Labor Relations Act) or seeking to compel TD Banknorth or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any labor strike, slowdown or work stoppage or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to TD Banknorth’s knowledge, threatened against TD Banknorth or any of its Subsidiaries, nor is TD Banknorth aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

     Section 5.18. Derivative Instruments and Transactions.

     (a) Except as would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on TD Banknorth, (i) all Derivative Transactions whether entered into for the account of TD Banknorth or any of its Subsidiaries or for the account of a customer of TD Banknorth or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of TD Banknorth or one of its Subsidiaries and, to the Knowledge of TD Banknorth, each of the counterparties thereto, and are enforceable in accordance with their terms, and are in full force and effect, (ii) TD Banknorth or its Subsidiaries and, to the Knowledge of TD Banknorth, the counterparties thereto, have duly performed their obligations thereunder to the extent that such obligations to perform have accrued, and (iii) to TD Banknorth’s Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

     (b) Except as set forth in Section 5.18(b) of the TD Banknorth Disclosure Schedule, as of May 31, 2005, no Derivative Transaction, were it to be a Loan (as hereinafter defined) held by TD Banknorth or any of its Subsidiaries, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. The financial position of TD Banknorth and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of TD Banknorth and such Subsidiaries in accordance with U.S. GAAP consistently applied.

     Section 5.19. Investment Companies and Investment Advisers.

     (a) Neither TD Banknorth nor any of its Subsidiaries is an “investment company” as defined under the Investment Company Act.

     (b) Each of the Subsidiaries of TD Banknorth or divisions of TD Banknorth, NA listed in Section 5.19(b) of the TD Banknorth Disclosure Schedule is duly registered with the SEC as an investment adviser under the Investment Advisers Act and has filed the appropriate notice filings in each state in which it is required to make a notice filing.

     Section 5.20. Loan Matters.

     (a) Each outstanding Loan (including Loans held for resale to investors) held by TD Banknorth or its Subsidiaries (the “TD Banknorth Loans”) has been solicited and originated and is administered and, where applicable, serviced, and the relevant TD Banknorth Loan files are being maintained, in all material respects in accordance with the relevant loan documents, TD Banknorth’s underwriting standards (and, in the case of TD Banknorth Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on TD Banknorth.

     (b) Each TD Banknorth Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to TD Banknorth’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except as would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Hudson United, the loan documents with respect to each TD Banknorth Loan were in compliance with applicable laws and regulations at the time of origination or purchase by TD Banknorth or its Subsidiaries and are complete and correct.

     (c) (i) Section 5.20(c) of the TD Banknorth Disclosure Schedule sets forth a list of all Loans as of May 31, 2005 by TD Banknorth and its Subsidiaries to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O promulgated by the Federal Reserve Board (12 CFR Part 215)) of TD Banknorth or any of its Subsidiaries; (ii) except as listed in Section 5.20(c) of the TD Banknorth Disclosure Schedule, there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Loan was made; and (iii) all such Loans are and were made in compliance with all applicable laws and regulations, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on TD Banknorth.

     (d) Section 5.20(d) of the TD Banknorth Disclosure Schedule identifies (A) each TD Banknorth Loan that as of July 8, 2005 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by TD Banknorth, any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such TD Banknorth Loan and the identity of the borrower thereunder, and (B) each asset of TD Banknorth or any of its Subsidiaries that as of May 31, 2005 was classified as OREO and the book value thereof as of such date.

     Section 5.21. Financing. Upon completion of the TD Banknorth Stock Sale, TD Banknorth will have sufficient funds to pay the Aggregate Cash Consideration. As of the date of this Agreement, TD Banknorth knows of no reason relating to it why the TD Banknorth Stock Sale will not occur on a timely basis.

     Section 5.22. Approvals. As of the date of this Agreement, TD Banknorth knows of no reason relating to it why all regulatory approvals from any Governmental Entity required to consummate the transactions contemplated hereby should not be obtained on a timely basis without the imposition of a condition or restriction of the type referred to in Section 8.2(c).

     Section 5.23. Disclosure. The representations and warranties contained in this Article V, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article V not misleading.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

     Section 6.1. Conduct of Business Prior to the Effective Time. Except as otherwise expressly contemplated or permitted by this Agreement or with the prior written consent of TD Banknorth, during the period from the date of this Agreement to the Effective Time, Hudson United shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, and its rights, authorizations, franchises and other authorizations issued by Governmental Entities, preserve its advantageous business relationships with customers, vendors and others doing business with it and retain the services of its officers and key employees and (iii) take no action which would reasonably be expected to adversely affect the receipt of any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or to consummate the transactions contemplated hereby or delay the receipt of such approvals subsequent to the date set forth in Section 9.1(c).

     Section 6.2. Hudson United Forbearances. Except as set forth in Section 6.2 of the Hudson United Disclosure Schedule or expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Effective Time, Hudson United shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of TD Banknorth:

     (a) (i) adjust, split, combine or reclassify any capital stock; (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock or stock appreciation rights, other than (A) subject to the provisions of Section 7.17, regular quarterly cash dividends on Hudson United Common Stock equal to the rate paid during the fiscal quarter immediately preceding the date hereof; (B) dividends paid by any of the Subsidiaries of Hudson United so long as such dividends are only paid to Hudson United or any of its other wholly-owned Subsidiaries, provided that no such dividend shall cause Hudson United Bank to cease to qualify as a “well capitalized” institution under the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 and the applicable regulations thereunder; and (C) dividends paid to the holders of trust preferred securities issued by affiliated trusts, in each case in accordance with the terms of such securities; (iii) or issue or commit to issue (A) any additional shares of capital stock, or any Rights with respect to shares of its capital stock, except pursuant to the exercise of Hudson United Stock Options outstanding as of the date hereof and disclosed in Section 4.2(b) of the Hudson United Disclosure Schedule, or (B) any Voting Debt;

     (b) enter into any new line of business or change its lending, investment, risk and asset-liability management and other material banking or operating policies in any material respect, except as required by law or by policies imposed by a Governmental Entity;

     (c) sell, license, lease, encumber, mortgage, transfer, assign or otherwise dispose of, or abandon or fail to maintain, any of its material assets, properties or other rights or agreements other than in the ordinary course of business, provided that in no event shall Hudson United or any of its Subsidiaries sell, license, lease, encumber, mortgage, transfer, assign or otherwise dispose of any Subsidiary, business division, branch or other operating business without, in any such case, receiving the prior written consent of TD Banknorth;

     (d) make any acquisition of or investment in any other person, by purchase or other acquisition of stock or other equity interests (other than in a fiduciary capacity in the ordinary course of business), by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture or other business organization or by contributions to capital; or make any purchases or other acquisitions of any debt securities, property or assets (including any investments or commitments to invest in real estate or any real estate development project) in or from any other individual, corporation, joint venture or other entity other than a wholly-owned Subsidiary of Hudson United, except for (i) foreclosures, settlements in lieu of foreclosures, troubled debt or Loan restructurings and other similar acquisitions in connection with securing or collecting debts previously contracted in the ordinary course of business, (ii) purchases of investment securities in the ordinary course of business consistent with past practice and (iii) Loans originated or acquired as permitted by Section 6.2(k);

     (e) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise become responsible for the obligations of any Person, except in the ordinary course of business consistent with past practice;

     (f) create, renew, amend or terminate, fail to perform any obligations under, waive or release any rights under or give notice of a proposed renewal, amendment, waiver, release or termination of, any material contract, agreement or lease to which Hudson United or any of its Subsidiaries is a party or by which Hudson United or any of its Subsidiaries or their respective properties is bound, including any contract or agreement of the type described in Section 4.14(a)(vi), other than any of the foregoing arising in the ordinary course of business consistent with past practice;

     (g) foreclose on or take a deed or title to any multi-family residential or commercial real estate without first conducting a Phase I environmental assessment of the property, or foreclose on or take a deed or title to any multi-family residential or commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance;

     (h) other than as required pursuant to existing agreements or as otherwise required by applicable law, (i) increase the compensation or fringe benefits of or pay any incentive or bonus payments to any present or former director, officer or employee of Hudson United or any of its Subsidiaries, except (A) for increases in salary or wages of officers or employees in the ordinary course of business consistent with past practice, provided that no such individual increase shall result in an annual adjustment of more than 5% in the case of any Executive Vice President or First Senior Vice President and any such increases to all officers and employees shall not exceed 3% in the aggregate, and further provided that no such individual increase, other than promotional increases in the ordinary cause of business, may be effective earlier than January 1, 2006; and (B) Hudson United may pay bonuses pursuant to its existing bonus plans for calendar 2005 to officers and employees of Hudson United and its Subsidiaries in the ordinary course of business consistent with past practice, provided that bonuses payable pursuant to the company-wide bonus plan and the commercial loan and deposit bonus plan may not exceed $4.4 million in the aggregate and in the case of any Executive Vice President or First Senior Vice President may not exceed the lowest bonus target level previously-established for such officer for 2005 or the amount of the bonus paid by Hudson United to such officer for 2004, it being agreed that any difference between the actual aggregate bonuses paid to all officers and employees pursuant to the above-referenced plans and the aggregate limitation set forth above may be paid, with the prior approval of TD Banknorth, as additional discretionary bonuses in the ordinary course of business to nonexecutive officer employees; (ii) grant any severance or termination pay to any present or former director, officer or employee of Hudson United or any of its Subsidiaries except as required pursuant to the terms of the Hudson United Severance Plan; (iii) establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Hudson United Benefit Plan if it were in existence as of the date of this Agreement; (iv) except with respect to changes which were communicated to participants in a Hudson United Benefit Plan prior to the date of this Agreement (as set forth in Section 6.2(h) of the Hudson United Disclosure Schedule), amend or terminate any Hudson United Benefit Plan, provided that any amendment shall be provided to TD Banknorth and its counsel at least ten days prior to its proposed adoption and shall be subject to the prior approval of TD Banknorth, which shall not be unreasonably withheld; (v) increase the funding obligation or contribution rate of any Hudson United Benefit Plan subject to Title IV of ERISA, except as required by U.S. GAAP or the terms of any such plan; or (vi) increase the size of the Hudson United Board;

     (i) make any capital expenditures in excess of $3.0 million in the aggregate, other than expenditures budgeted in the capital expenditure budget delivered to TD Banknorth prior to the date of this Agreement;

     (j) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office or loan production or servicing facility;

     (k) except for Loans or commitments for Loans that have previously been approved by Hudson United prior to the date of this Agreement, make or acquire any Loan or issue a commitment for any Loan except for (i) Loans and commitments that are made in the ordinary course of business consistent with past practice and with a principal amount of $10.0 million or less (it being agreed that any Loan or Loan commitment with a principal amount in excess of $10 million may be pursued by Hudson United after it has provided TD Banknorth with three Business Days notice thereof unless otherwise communicated by TD Banknorth to Hudson United within such period) and (ii) portfolio credit card purchases by Shoppers Charge in the ordinary course of business consistent with past practice;

     (l) except as otherwise expressly permitted elsewhere in this Section 6.2, engage or participate in any material transaction or incur or sustain any material obligation, in each case other than in the ordinary course of business consistent with past practice;

     (m) except pursuant to agreements or arrangements in effect on the date hereof, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than in the ordinary course of business consistent with past practice and consistent with loans made in the ordinary course of the business of Hudson United and its Subsidiaries, and, in the case of any such agreements or arrangements relating to compensation, fringe benefits, severance or termination pay or related matters, only as otherwise permitted pursuant to this Section 6.2;

     (n) pay, discharge, settle, compromise or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including taking any action to settle or compromise any litigation, in each case, (i) relating to this Agreement or the transactions contemplated hereby or (ii) that requires the payment by Hudson United of an amount, individually or in the aggregate, in excess of $500,000, or if not requiring the payment of money, otherwise restricts the business of Hudson United or any of its Subsidiaries in any material respect, other than, in the case of matters covered by clause (ii), the payment, discharge, settlement, compromise or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the Hudson United SEC Reports filed prior to the date hereof, or incurred since December 31, 2004 in the ordinary course of business consistent with past practice;

     (o) amend its certificate of incorporation, bylaws or similar governing documents, or enter into a plan of consolidation, merger, share exchange, reorganization or complete or partial liquidation with any Person (other than consolidations, mergers or reorganizations solely among wholly-owned subsidiaries of Hudson United), or a letter of intent or agreement in principle with respect thereto;

     (p) materially change its investment securities portfolio policy or the manner in which the portfolio is classified or reported; or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements;

     (q) make any material change in its policies and practices with respect to Loans, including without limitation policies relating to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans;

     (r) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Section 8.1 or 8.2 not being satisfied or in a Requisite Regulatory Approval not being obtained without imposition of a condition of the type referred to in Section 8.2(c), or in a material violation of any provision of this Agreement;

     (s) make any changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under law, rule, regulation or U.S. GAAP, in each case as concurred in by Hudson United’s independent public accountants;

     (t) enter into any securitizations of any Loans or create any special purpose funding or variable interest entity;

     (u) make or change any material Tax election (unless required by applicable law), file any material amended Tax Returns, settle or compromise any material Tax liability of Hudson United or any of its Subsidiaries or surrender any right to claim a material Tax refund, in each case other than in the ordinary course of business consistent with past practice (for purposes of this clause (u), material means $500,000 or more of Taxes); or

     (v) agree to, or make any commitment to, take, or authorize or adopt any resolution of its board of directors in support of, any of the actions prohibited by this Section 6.2.

     Section 6.3. TD Banknorth Forbearances. Except as expressly contemplated or permitted by this Agreement or with the prior written consent of Hudson United, during the period from the date of this Agreement to the Effective Time, TD Banknorth shall, and shall cause each of its Subsidiaries to, (i) use reasonable best efforts to maintain and preserve intact its business organization, and its rights, authorizations, franchises and other authorizations issued by Governmental Entities, preserve its advantageous business relationships with customers, vendors and others doing business with it and retain the services of its officers and key employees, and (ii) take no action which would reasonably be expected to materially adversely affect the receipt of any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or to consummate the transactions contemplated hereby or delay the receipt of such approvals subsequent to the date set forth in Section 9.1(c).

     Without limiting the generality of the foregoing, and except as otherwise contemplated or permitted by this Agreement, set forth in Section 6.3 of the TD Banknorth Disclosure Schedule or as required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, TD Banknorth shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Hudson United:

     (a) amend, repeal or otherwise modify its certificate of incorporation, bylaws or similar governing documents in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Hudson United Common Stock;

     (b) declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock, provided, however, that nothing contained herein shall prohibit TD Banknorth from increasing the regular quarterly cash dividend on the TD Banknorth Common Stock;

     (c) except in satisfaction of debts previously contracted, make any material acquisition of, or investment in, assets or stock of any other Person to the extent that such material acquisition or investment has, or would reasonably be expected to have, a Material Adverse Effect on TD Banknorth;

     (d) implement or adopt any change in its accounting methods, practices or policies, except as may be required by U.S. GAAP or regulatory accounting principles or applicable law, in each case as concurred in by TD Banknorth’s independent public accountants;

     (e) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Sections 8.1 and 8.3 not being satisfied or in a Requisite Regulatory Approval not being obtained without imposition of a condition of the type referred to in Section 8.2(c), or in a material violation of any provision of this Agreement; or

     (f) agree to, or make any commitment to, take, or authorize or adopt any resolution of its board of directors in support of, any of the actions prohibited by this Section 6.3.

ARTICLE VII

ADDITIONAL AGREEMENTS

     Section 7.1. Regulatory Matters.

     (a) TD Banknorth agrees to prepare a registration statement on Form S-4 or other applicable form (as may be amended, the “Registration Statement”) to be filed by TD Banknorth with the SEC in connection with the issuance of TD Banknorth Common Stock in the Merger (including the prospectus of TD Banknorth and the joint proxy statement and other proxy solicitation materials of Hudson United and TD Banknorth constituting a part thereof (as may be amended, the “Proxy Statement/Prospectus”) and all related documents). Provided that Hudson United has fulfilled its obligations under Section 7.1(d) in all material respects, TD Banknorth agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement/Prospectus with the SEC as promptly as reasonably practicable. Each of Hudson United and TD Banknorth agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. TD Banknorth also agrees to use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, Hudson United and TD Banknorth shall promptly mail the Proxy Statement/Prospectus to their respective shareholders. If at any time prior to the Effective Time any information relating to Hudson United, TD Banknorth or their respective affiliates, officers or directors, should be discovered by Hudson United or TD Banknorth which should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of Hudson United and TD Banknorth.

     (b) Each of Hudson United and TD Banknorth shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities and other third parties which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. Notwithstanding the foregoing, nothing contained herein shall be deemed to require TD Banknorth to take any action, or commit to take any action, or agree to any conditions or restrictions, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities or other third parties that would reasonably be expected to result in the imposition of a condition or restriction of the type referred to in Section 8.2(c).

     (c) Hudson United and TD Banknorth shall promptly inform each other of any material communication from, and shall give the other a reasonable opportunity to review in advance any material communication intended to be given by it to, any Governmental Entity regarding any of the transactions contemplated by this Agreement (other than any confidential portion thereof that relates solely to the party receiving such communication from or providing such communication to such Governmental Entity).

     (d) Each of Hudson United and TD Banknorth shall, upon request, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Registration Statement, the Proxy Statement/Prospectus or any other statement, filing, notice or application to be made by or on behalf of any Party or any of its Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Hudson United further agrees to cooperate with TD Banknorth and TD Banknorth’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent registered public accounting firm in connection with the Registration Statement, the Proxy Statement/Prospectus and any other such statement, filing, notice or application.

     Section 7.2. Access to Information.

     (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Hudson United shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of TD Banknorth access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of Hudson United and its Subsidiaries, and, during such period, Hudson United shall, and shall cause its Subsidiaries to, make available to TD Banknorth (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal securities laws or federal or state banking, mortgage lending, real estate or consumer finance or protection laws (other than reports or documents which Hudson United is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as TD Banknorth may reasonably request. Neither Hudson United nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule or regulation applicable to the institution in possession or control of such information. Hudson United and TD Banknorth shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b) TD Banknorth agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Hudson United and its authorized Representatives such access to its executive officers and such appropriate information relating to TD Banknorth and its Subsidiaries as may be reasonably necessary to confirm the accuracy of the representations and warranties of TD Banknorth herein as Hudson United may reasonably request.

     (c) TD Banknorth shall hold all non-public information furnished by Hudson United, and Hudson United shall hold all non-public information furnished by TD Banknorth, pursuant to Section 7.2(a) or (b) or Section 7.9, or so furnished by TD Banknorth or Hudson United, as applicable, prior to the date of this Agreement in connection with the transactions contemplated hereby (the “Confidential Information”), in confidence and shall not, without TD Banknorth’s or Hudson United’s, as the case may be, prior written consent, disclose such Confidential Information to any Person, and shall not use such Confidential Information other than in connection with the transactions contemplated by this Agreement, provided, however, that TD Banknorth or Hudson United, as the case may be, may disclose any of such Confidential Information to its affiliates, directors, executives, officers, employees, agents, or legal, financial, accounting or other advisors (collectively, “Representatives”) who need to know such Confidential Information in connection with the transactions contemplated by this Agreement and who are advised of the provisions of this Section 7.2(c). Each of TD Banknorth and Hudson United, as the case may be, shall be responsible for any breach of its obligations under this Section 7.2(c) by its Representatives (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy TD Banknorth or Hudson United, as the case may be, may have against such Representatives with respect to any such breach). Notwithstanding the foregoing, the term “Confidential Information” shall not include, and the provisions of this Section 7.2(c) shall not apply to, information that (i) is or becomes publicly available other than as a result of a breach of this Section 7.2(c) by TD Banknorth or its Representatives or Hudson United or its Representatives, as the case may be; (ii) was within the possession of TD Banknorth or its Representatives or Hudson United or its Representatives, as the case may be, prior to its being furnished to TD Banknorth by or on behalf of Hudson United, or to Hudson United by or on behalf of TD Banknorth, as the case may be, provided that the source of such information was not known by TD Banknorth or Hudson United, as the case may be, to be bound by a confidentiality agreement with, or other contractual or legal obligation of confidentiality to, TD Banknorth or Hudson United, as the case may be, with respect to such information; or (iii) is or becomes available to TD Banknorth or any of its Representatives or Hudson United or any of its Representatives, as the case may be, on a non-confidential basis from a source other than, in the case of TD Banknorth, Hudson United or any of its Representatives, and in the case of Hudson United, TD Banknorth or any of its Representatives, provided that such source was not known to TD Banknorth or Hudson United, as the case may be, to be bound by a confidentiality agreement with, or other contractual or legal obligation of confidentiality to, in the case of TD Banknorth, Hudson United, and in the case of Hudson United, TD Banknorth, with respect to such information; or (iv) is independently developed by or on behalf of TD Banknorth or Hudson United, as the case may be, without violating any of its respective obligations under this Section 7.2(c). In the event that TD Banknorth or Hudson United, as the case may be, or anyone to whom it transmits the Confidential Information pursuant to this Section 7.2(c), is requested or required (by oral questions, interrogatories, requests for information or documents in any legal proceeding, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information, TD Banknorth will provide Hudson United, or Hudson United will provide TD Banknorth, as the case may be, with prompt written notice of such requirement (unless prohibited by law or court order from doing so). TD Banknorth further agrees that, to the extent practicable, it will consult with Hudson United, and Hudson United agrees that, to the extent practicable, it will consult with TD Banknorth, so that the other Party may, at its own expense, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 7.2(c). Each of TD Banknorth and Hudson United also agrees that if it must disclose any of the Confidential Information pursuant to applicable law or legal process or pursuant to any rule, regulation or disclosure obligation of a securities exchange, securities market or self-regulatory agency on which such party’s securities are then listed or admitted for trading, a bank regulatory authority, the SEC or any applicable Canadian securities regulatory authority, and no injunction has been granted restraining such disclosure, it may do so without violating this Section 7.2(c) provided that it furnishes only (a) that portion of the Confidential Information which it determines is legally required after consultation with counsel (which may be its internal counsel) and exercises its reasonable efforts (at the other party’s expense) to obtain reliable assurance that the Confidential Information will be treated as confidential or (b) such Confidential Information to which Hudson United or TD Banknorth, as the case may be, agrees in writing. The provisions of this Section 7.2(c) shall survive any termination of this Agreement and shall survive the Effective Time.

     (d) No investigation by TD Banknorth or Hudson United or its respective Representatives shall constitute a waiver of or otherwise affect the representations, warranties, covenants or agreements of such party set forth herein.

     Section 7.3. Shareholder Approvals.

     (a) Hudson United shall duly take all lawful action to call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable following the date upon which the Registration Statement becomes effective (the “Hudson United Shareholders Meeting”) for the purpose of obtaining the Required Hudson United Vote and the Additional Hudson United Votes and, subject to Section 7.3(b), shall take all lawful action to solicit the approval and adoption of this Agreement and the approval of the Additional Hudson United Proposals by such shareholders. The Hudson United Board shall recommend approval of this Agreement and approval of the Additional Hudson United Proposals by the shareholders of Hudson United (the “Hudson United Recommendation”) and shall not (x) withdraw, modify or qualify in any manner adverse to TD Banknorth such recommendation or (y) take any other action or make any other public statement in connection with the Hudson United Shareholders Meeting inconsistent with such recommendation (collectively, a “Change in Hudson United Recommendation”), except as and to the extent expressly permitted by Section 7.3(b). Notwithstanding any Change in Hudson United Recommendation, this Agreement and the Additional Hudson United Proposals shall be submitted to the shareholders of Hudson United at the Hudson United Shareholders Meeting for the purpose of approving this Agreement and nothing contained in this Section 7.3 or Section 7.4 shall be deemed to relieve Hudson United of such obligation. In addition to the foregoing, Hudson United shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

     (b) Notwithstanding the foregoing, prior to obtaining the Required Hudson United Vote and the Additional Hudson United Votes, Hudson United and the Hudson United Board may effect a Change in Hudson United Recommendation if and only to the extent that:

(i)	Hudson United has complied in all material respects with its obligations under Section 7.4,

(ii)	the Hudson United Board, after consultation with its outside counsel, determines in good faith that failure to take such action would result in a violation of its fiduciary duties under applicable law, and

(iii)	Hudson United or the Hudson United Board (A) has received an unsolicited bona fide written Acquisition Proposal from a third party which the Hudson United Board concludes in good faith constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by TD Banknorth pursuant to clause (C) below, (B) has notified TD Banknorth, at least five Business Days in advance, of its intention to effect a Change in Hudson United Recommendation, specifying the material terms and conditions of any such Superior Proposal and furnishing to TD Banknorth a copy of the relevant proposed transaction agreements, if such exist, with the Person making such Superior Proposal and (C) during the period of not less than five Business Days following Hudson United’s delivery of the notice referred to in clause (B) above and prior to effecting such a Change in Hudson United Recommendation, has negotiated, and has used reasonable best efforts to cause its financial and legal advisors to negotiate, with TD Banknorth in good faith (to the extent that TD Banknorth desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

     (c) TD Banknorth shall duly take all lawful action to call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable following the date upon which the Registration Statement becomes effective (the “TD Banknorth Shareholders Meeting”) for the purpose of obtaining the Required TD Banknorth Vote and the Additional TD Banknorth Votes. The TD Banknorth Board shall recommend approval and adoption of the Agreement and the Additional TD Banknorth Proposals by the shareholders of TD Banknorth.

     Section 7.4. Acquisition Proposals

     (a) Hudson United agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction that could reasonably be expected to lead to, an Acquisition Proposal, (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing. Notwithstanding the foregoing provisions of this Section 7.4(a), in the event that, prior to obtaining the Required Hudson United Vote and the Additional Votes, Hudson United receives an unsolicited bona fide Acquisition Proposal and the Hudson United Board concludes in good faith that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, Hudson United may, and may permit its Subsidiaries and its and their Representatives to, furnish or cause to be furnished confidential information or data to the third party making such Acquisition Proposal and participate in negotiations or discussions with such third party regarding such Acquisition Proposal to the extent that the Hudson United Board concludes in good faith (after consultation with its outside counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law, provided that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, Hudson United shall have entered into a confidentiality agreement with such third party on terms no less favorable to Hudson United than the Confidentiality Agreement, and provided further that Hudson United also shall provide to TD Banknorth a copy of any such confidential information or data that it is providing to any third party pursuant to this Section 7.4 to the extent not previously provided or made available to TD Banknorth.

     (b) Hudson United will, and will cause its Subsidiaries and its and their employees, agents and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Person other than TD Banknorth with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce (and will not release any third party from its obligations under) any standstill, confidentiality or similar agreement relating to an Acquisition Proposal, including by requiring the other parties thereto to promptly return or destroy any confidential information previously furnished by Hudson United thereunder and by using its reasonable best efforts to obtain injunctions or other equitable remedies to prevent or restrain any breaches of such agreements and to enforce specifically the terms and provisions thereof in a court of competent jurisdiction. Hudson United will promptly (within one Business Day) following receipt of any Acquisition Proposal advise TD Banknorth of the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep TD Banknorth apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis (and, in any event, within 48 hours of the occurrence of such developments, discussions or negotiations).

     (c) Nothing contained in this Agreement shall prevent Hudson United or the Hudson United Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement, and provided further that any such disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14-9(f) under the Exchange Act) shall be deemed to be a Change in Hudson United Recommendation for purposes of Article IX hereof unless the Hudson United Board expressly reaffirms the Hudson United Recommendation in such disclosure.

     (d) Hudson United agrees that any violation of the restrictions set forth in this Section 7.4 by any director, officer, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained Representative) of Hudson United or its Subsidiaries, at the direction or with the consent or prior Knowledge of Hudson United or its Subsidiaries, shall be deemed to be a breach of this Section 7.4 by Hudson United.

     Section 7.5. Legal Conditions to the Merger.

     (a) Subject to the terms and conditions of this Agreement, each Party shall, and shall cause its respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such Party or its Subsidiaries in connection with the Merger and the other transactions contemplated hereby and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with the other Parties to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by any Party or any of its Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, provided, however, that no Party shall be required to take any action pursuant to the foregoing sentence if the taking of such action or the obtaining of such consents, authorizations, orders, approvals or exemptions is reasonably likely to result in a condition or restriction having an effect of the type referred to in Section 8.2(c).

     (b) Subject to the terms and conditions of this Agreement (including the proviso in Section 7.5(a)), each Party agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including using reasonable best efforts to (i) modify or amend any contracts, plans or arrangements to which it is a party (to the extent permitted by the terms thereof) if necessary in order to satisfy the conditions to closing set forth in Article VIII hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby and (iii) defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages in connection therewith (in which litigation Hudson United shall provide TD Banknorth the reasonable opportunity to participate).

     Section 7.6. Affiliates. Hudson United shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of Hudson United to deliver to TD Banknorth, as soon as practicable after the date of this Agreement, and in any event prior to the date of the Hudson United Shareholders Meeting, a written agreement, in the form attached hereto as Exhibit B, relating to required transfer restrictions on the shares of TD Banknorth Common Stock that may be received by them in the Merger pursuant to Rule 145.

     Section 7.7. Indemnification; Directors’ and Officers’ Insurance.

     (a) From and after the Effective Time, TD Banknorth shall indemnify and hold harmless each present and former director, officer and employee of Hudson United or a Subsidiary of Hudson United, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she is or was a director, officer or employee of Hudson United or, while a director, officer or employee of Hudson United, is or was serving at the request of Hudson United as a director, officer, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the fullest extent which such Indemnified Parties would be entitled under the Hudson United Certificate as of the date hereof (which right to indemnification shall include the advancement of reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, action, suit, proceeding or investigation upon receipt from an Indemnified Party of any required undertaking).

     (b) Without limitation of the foregoing, TD Banknorth agrees that all rights to indemnification and all limitations on liability existing in favor of the Indemnified Parties in the respective certificate of incorporation, bylaws or similar organizational documents of Hudson United or any of its Subsidiaries as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect from and after the Effective Time, provided, that nothing contained in this Section 7.7(b) shall be deemed to preclude any liquidation, consolidation or merger of TD Banknorth or any of its Subsidiaries, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger. Without limiting the foregoing, in any case in which approval by TD Banknorth, one of its Subsidiaries or the board of directors thereof is required to effect any indemnification, at the election of the Indemnified Party, the determination of any such approval shall be made by a majority of the independent directors then in office or, if no such directors are then in office, by independent counsel mutually agreed upon between TD Banknorth and the Indemnified Party.

     (c) Any Indemnified Party wishing to claim indemnification under this Section 7.7, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify TD Banknorth, but the failure to so notify shall not relieve TD Banknorth of any liability it may have to such Indemnified Party except to the extent that such failure actually prejudices TD Banknorth. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) TD Banknorth shall have the right to assume the defense thereof and TD Banknorth shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if TD Banknorth elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between TD Banknorth and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to TD Banknorth, and TD Banknorth shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) TD Banknorth and the Indemnified Parties will cooperate reasonably in the defense of any such matter, (iii) TD Banknorth shall not be liable for any settlement effected without its prior written consent and (iv) TD Banknorth shall have no obligation hereunder to the extent that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations or by an applicable federal or state banking agency or a court of competent jurisdiction.

     (d) Prior to the Effective Time, TD Banknorth shall use its reasonable best efforts to cause the persons serving as directors and officers of Hudson United immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by Hudson United (provided that TD Banknorth may substitute therefor policies of at least the same coverage and amounts containing comparable terms and conditions as such policy or single premium tail coverage with policy limits equal to Hudson United’s existing coverage limits and which is not less advantageous to such directors and officers) for a six-year period following the Effective Time with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacities as such, provided that in no event shall TD Banknorth be required to expend for any one year more than an amount equal to 200% of the current annual amount expended by Hudson United to maintain such insurance (the “Insurance Amount”), and further provided that if TD Banknorth is unable to maintain or obtain the insurance called for by this Section 7.7(d) as a result of the preceding provision, TD Banknorth shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

     (e) If after the Effective Time TD Banknorth or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of TD Banknorth shall assume the obligations of TD Banknorth set forth in this Section 7.7 and under Section 7.13.

     (f) Following the Effective Time, TD Banknorth shall not knowingly take, directly or indirectly, any action that would or would reasonably be expected to materially impair the ability of TD Banknorth to fulfill its obligations under this Section 7.7 or under Section 7.13.

     (g) The provisions of this Section 7.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     Section 7.8. Advice of Changes. Each of Hudson United and TD Banknorth shall promptly advise the other of any change or event which, individually or in the aggregate with other such changes or events, has or would reasonably be expected to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein, provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VIII or give rise to any right of termination under Article IX unless the underlying breach shall independently constitute such a failure or give rise to such a right.

     Section 7.9. Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date of this Agreement, Hudson United shall furnish to TD Banknorth (a) consolidated and consolidating financial statements (including balance sheets, statements of operations and stockholders’ equity) of Hudson United and each of its Subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period and (c) any reports provided to the Hudson United Board or any committee thereof relating to the financial and risk performance of Hudson United. In addition, Hudson United shall furnish TD Banknorth with a copy of each report filed by Hudson United or any of its Subsidiaries with a Governmental Entity within three Business Days following the filing thereof. As soon as practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date of this Agreement, TD Banknorth shall furnish to Hudson United consolidated financial statements (including a balance sheet and statement of operations) of TD Banknorth and its Subsidiaries as of and for such month then ended. All information furnished by Hudson United or TD Banknorth pursuant to this Section 7.9 shall be held in confidence to the same extent as the receiving party’s obligations under Section 7.2(c).

     Section 7.10. Stock Exchange Listing. TD Banknorth shall use its reasonable best efforts to cause the shares of TD Banknorth Common Stock to be issued in the Merger and pursuant to the TD Banknorth Stock Sale to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

     Section 7.11. Directors of TD Banknorth. TD Banknorth shall take all action necessary to elect two non-employee members of the current Hudson United Board selected by Hudson United who are reasonably acceptable to TD Banknorth and meet its director eligibility requirements as Class A directors of TD Banknorth as of the Effective Time.

     Section 7.12. Transition Matters.

     (a) Commencing following the date hereof, TD Banknorth and Hudson United shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to facilitate the integration of the businesses and operating systems of Hudson United and its Subsidiaries with those of TD Banknorth and its Subsidiaries following the Effective Time.

     (b) Hudson United shall use its reasonable best efforts to close, on terms and conditions which are reasonably satisfactory to TD Banknorth, accounts of such money service operations, pursuant to which Hudson United, Hudson United Bank or their respective customers provide check cashing, money transfer, traveler’s check, foreign exchange and similar services to non-customers, as may be requested by TD Banknorth, effective immediately prior to the Effective Time.

     (c) Prior to the Effective Time, Hudson United shall (i) continue to use all reasonable efforts to comply with the terms of all agreements with, commitments to or orders of any Governmental Entity, including any related action plan, in accordance with their terms, and (ii) use all reasonable efforts to obtain the termination of the order to cease and desist issued by the FDIC against Hudson United Bank and related parties in May 2004 and any other such agreement, commitment or order as soon as practicable after the date hereof.

     (d) Hudson United shall (i) timely inform TD Banknorth of all material developments relating to the matters referred to in paragraphs (b) and (c) of this Section 7.12 and consult and cooperate with TD Banknorth with respect thereto and (ii) in the case of the matters referred to in paragraph (c) of this Section 7.12, take such actions as may be reasonably requested by TD Banknorth to enhance compliance with the enforcement actions identified therein and to obtain their termination as soon as practicable after the date hereof, including without limitation permitting TD Banknorth to test compliance with applicable requirements and provide Hudson United with employee and other resources to enhance such compliance.

     Section 7.13. Employee Benefit Plans.

     (a) Prior to the Effective Time, TD Banknorth shall take all reasonable action so that employees of Hudson United and its Subsidiaries who become employees of TD Banknorth and its Subsidiaries (the “Continuing Employees”) shall be entitled to participate, effective as soon as administratively practicable following the Effective Time, in each TD Banknorth Benefit Plan of general applicability to the same extent as similarly-situated employees of TD Banknorth and its Subsidiaries (it being understood that inclusion of the employees of Hudson United and its Subsidiaries in the TD Banknorth Benefit Plans may occur at different times with respect to different plans and that any grants to any former employee of Hudson United or its Subsidiaries under any equity compensation plan of TD Banknorth shall be discretionary with TD Banknorth). To the extent that Continuing Employees are not entitled to participate in any TD Banknorth Benefit Plan effective as of the Effective Time, such employees shall continue to participate in the corresponding employee benefit plan, program or arrangement of Hudson United and its Subsidiaries so as to ensure that there is not a lapse in participation or coverage (but in no event to provide duplicate participation or coverage), as applicable, prior to participation in such TD Banknorth Benefit Plan, provided that in no event shall TD Banknorth be required to continue any employee benefit plan, program or arrangement of Hudson United for which there is no corresponding TD Banknorth Benefit Plan. TD Banknorth shall cause each TD Banknorth Benefit Plan in which Continuing Employees are eligible to participate to take into account for purposes of eligibility, vesting and benefit accruals under the TD Banknorth Benefit Plans (other than for benefit accruals under TD Banknorth’s defined benefit pension plan, supplemental retirement plan and supplemental retirement agreements) the service of such employees with Hudson United and its Subsidiaries (and any predecessor entities) to the same extent as such service was credited generally for such purpose by Hudson United and its Subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

     (b) If Continuing Employees become eligible to participate in a medical, dental, health or disability plan of TD Banknorth or its Subsidiaries, TD Banknorth shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health, dental or disability plans of TD Banknorth, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the plan year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, unless such employee had not yet satisfied any similar limitation or requirement under an analogous Hudson United Benefit Plan prior to the Effective Time.

     (c) An employee of TD Banknorth or any of its Subsidiaries who was an employee of Hudson United or any of its Subsidiaries immediately prior to the Effective Time (excluding any employee who is party to an employment agreement, change-in-control agreement or any other agreement which provides for severance payments, provided such individual did not agree on or after December 1, 2004 to have the terms of the Hudson United Severance Plan apply in lieu of the severance benefits provided under such agreement) whose employment terminates under circumstances entitling him or her to benefits under the terms of the Hudson United Severance Plan during the one-year period following the Effective Time shall be entitled to receive severance payments in accordance with, and to the extent provided in, the Hudson United Severance Plan, as may be amended on or after the date hereof with the prior written consent of TD Banknorth. The general release, and non-compete agreement where applicable, for payments made under the Hudson United Severance Plan as of the Effective Time shall be in the form set forth in Section 7.13(c) of the Hudson United Disclosure Schedule. TD Banknorth agrees to use a similar form for payments to be made after the Effective Time.

     (d) As of the Effective Time, TD Banknorth shall assume and honor and shall cause the appropriate Subsidiaries of TD Banknorth to assume and honor in accordance with their terms all Hudson United Benefit Plans existing immediately prior to the execution of this Agreement which have been disclosed in Section 4.11(a) of the Hudson United Disclosure Schedule. TD Banknorth acknowledges and agrees that the consummation of the Merger constitutes a “Change in Control” for purposes of the Hudson United Benefit Plans.

     (e) With respect to each Hudson United Benefit Plan subject to Section 409A of the Code, Hudson United agrees to amend each such plan or cause each such plan to be amended to the extent necessary to comply with Section 409A of the Code (or to cause such plan, in whole or in part, to avoid the application of Section 409A of the Code by preserving the terms of such plan, and the law in effect, for benefits vested as of December 31, 2004) prior to the earlier of the Effective Time or the deadline imposed by the IRS. Such amendments shall be provided to TD Banknorth and its counsel at least ten days prior to their proposed adoption by Hudson United or Hudson United Bank and shall be subject to the prior approval of TD Banknorth, which shall not be unreasonably withheld.

     (f) Except as otherwise provided in this Section 7.13, nothing contained in this Section 7.13 shall be interpreted as preventing the Surviving Corporation from amending, modifying or terminating any Hudson United Benefit Plan, TD Banknorth Benefit Plan or other contracts, arrangements, commitments or understandings in accordance with their terms and applicable law, provided that no such amendment, modification or termination shall reduce or eliminate a vested benefit.

     (g) Hudson United will cooperate in good faith with TD Banknorth, and will use its reasonable best efforts to have its executive officers cooperate with TD Banknorth, to mitigate the effects of Sections 162(m) and 280G of the Code on Hudson United and the Surviving Corporation, and TD Banknorth will cooperate in good faith with Hudson United and certain of its executive officers to minimize the impact of “cut-back” provisions in change-of-control and/or employment agreements with such executive officers.

     Section 7.14. The Bank Merger. TD Banknorth and Hudson United agree to take all action necessary and appropriate to cause Hudson United Bank to merge with and into TD Banknorth, NA in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement, it being the intention of Hudson United and TD Banknorth that the Bank Merger be consummated immediately following the Merger. Without limiting the foregoing, as soon as reasonably practicable after the date of this Agreement, (a) TD Banknorth shall (i) cause the Board of Directors of TD Banknorth, NA to approve the Bank Merger Agreement, (ii) cause TD Banknorth, NA to execute and deliver the Bank Merger Agreement and (iii) approve the Bank Merger Agreement in its capacity as the sole shareholder of TD Banknorth, NA, and (b) Hudson United shall (i) cause the Board of Directors of Hudson United Bank to approve the Bank Merger Agreement, (ii) cause Hudson United Bank to execute and deliver the Bank Merger Agreement and (iii) approve the Bank Merger Agreement in its capacity as the sole shareholder of Hudson United Bank. The Bank Merger Agreement shall contain terms that are normal and customary in light of the transactions contemplated hereby and such additional terms as are necessary to carry out the purposes of this Agreement.

     Section 7.15. Certain Policies. Prior to the Effective Time, each of Hudson United and its Subsidiaries shall, consistent with U.S. GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of TD Banknorth, provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Sections 8.1(a) and 8.1(b); and provided further that in any event, no accrual or reserve made by Hudson United or any of its Subsidiaries pursuant to this Section 7.15 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Hudson United or its management with any such adjustments.

     Section 7.16. Section 16 Matters. TD Banknorth and Hudson United agree that, in order to most effectively compensate and retain Hudson United Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that Hudson United Insiders not be subject to a risk of liability under Section 16(b) of the

Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Hudson United Common Stock into shares of TD Banknorth Common Stock and Hudson United Stock-Based Awards into TD Banknorth Stock-Based Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 7.16. Assuming that Hudson United delivers to TD Banknorth the Section 16 Information (as defined below) in a timely fashion, the TD Banknorth Board, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by Hudson United Insiders of TD Banknorth Common Stock in exchange for shares of Hudson United Common Stock and of TD Banknorth Stock-Based Awards in exchange for Hudson United Stock-Based Awards, in each case pursuant to the Merger and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. “Section 16 Information” shall mean information accurate in all material respects regarding Hudson United Insiders, the number of shares of Hudson United Common Stock beneficially owned by each such Hudson United Insider and expected to be exchanged for TD Banknorth Common Stock in the Merger and the number and description of Hudson United Stock-Based Awards beneficially owned by each such Hudson United Insider and expected to be converted into TD Banknorth Stock-Based Awards in connection with the Merger, provided that the requirement for a description of any Hudson United Stock-Based Awards shall be deemed to be satisfied if copies of all Hudson United Stock Plans, and forms of agreements evidencing grants thereunder, under which such Hudson United Stock-Based Awards have been granted have been made available to TD Banknorth. “Hudson United Insiders” shall mean those officers and directors of Hudson United who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who will be subject to such requirements in their capacity as officers and/or directors of TD Banknorth following the Merger.

     Section 7.17. Coordination of Dividends. From the date of this Agreement to the Effective Time, Hudson United shall coordinate the declaration of any dividends in respect of the Hudson United Common Stock and the record dates and payment dates relating thereto with that of the TD Banknorth Common Stock, it being the intention of Hudson United and TD Banknorth that the holders of Hudson United Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to their shares of TD Banknorth Common Stock and/or Hudson United Common Stock and any shares of TD Banknorth Common Stock any holder of Hudson United Common Stock receives in exchange therefor in the Merger.

     Section 7.18. Tax Matters. Each of Hudson United and TD Banknorth shall use its reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of Hudson United and TD Banknorth shall execute and deliver to each law firm referred to in Sections 8.2(d) and 8.3(c) certificates containing appropriate representations at such time or times as may be reasonably requested by each such law firm in connection with its delivery of the opinion referred to in Sections 8.2(d) and 8.3(c), as applicable, with respect to the tax treatment of the Merger.

     Section 7.19. Publicity. TD Banknorth and Hudson United shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other, which shall not be unreasonably withheld, provided, however, that TD Banknorth and Hudson United may, without the prior consent of the other (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of the New York Stock Exchange. Without limiting the reach of the preceding sentence, TD Banknorth and Hudson United shall (a) cooperate to develop all public announcement materials and (b) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other. In addition, Hudson United and its Subsidiaries shall (i) consult with TD Banknorth regarding communications with customers, shareholders, prospective investors and employees related to the transactions contemplated hereby, (ii) provide TD Banknorth with shareholder lists of Hudson United and (iii) use reasonable best efforts, at the expense of TD Banknorth, to facilitate contact by TD Banknorth with shareholders of Hudson United and other prospective investors.

     Section 7.20. Additional Proposals

     (a) In addition to the proposal to approve this Agreement at the Hudson United Shareholders Meeting, Hudson United shall submit to its shareholders for a vote at the Hudson United Shareholders Meeting, and shall include in the Proxy Statement/Prospectus and use its reasonable best efforts to solicit the votes of its shareholders in favor of, any proposal requested by TD Banknorth in writing not less than ten Business Days prior to the effective time of the Registration Statement relating to and consistent with this Agreement and the transactions contemplated hereby as TD Banknorth may reasonably request, which proposal in the opinion of legal counsel to TD Banknorth is required in order to comply with applicable law, regulation or listing requirement (collectively, the “Additional Hudson United Proposals”). Unless otherwise required by law or mutually agreed by Hudson United and TD Banknorth, the vote required to approve any Additional Hudson United Proposal to be considered at the Hudson United Shareholders Meeting shall be the affirmative vote of a majority of the votes cast on the matter at the Hudson United Shareholders Meeting (collectively, the “Additional Hudson United Votes”).

     (b) In addition to the proposal to approve the issuances of TD Banknorth Common Stock in the Merger and pursuant to the TD Banknorth Stock Sale at the TD Banknorth Shareholders Meeting, TD Banknorth shall submit to its shareholders for a vote at the TD Banknorth Shareholders Meeting and shall include in the Proxy Statement/Prospectus any proposal relating to and consistent with this Agreement and the transactions contemplated hereby required by applicable law, regulation or listing requirement (collectively, the “Additional TD Banknorth Proposals”). Unless otherwise required by law or mutually agreed by Hudson United and TD Banknorth, the vote required to approve any Additional TD Banknorth Proposal to be considered at the TD Banknorth Shareholders Meeting shall be the affirmative vote of the holders of a majority of the TD Banknorth Common Stock present in person or by proxy at the TD Banknorth Shareholders Meeting (collectively, the “Additional TD Banknorth Votes”).

ARTICLE VIII

CONDITIONS PRECEDENT

     Section 8.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) Shareholder Approvals. The Required Hudson United Vote, the Additional Hudson United Votes, the Required TD Banknorth Vote and the Additional TD Banknorth Votes shall have been obtained.

     (b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration or termination of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

     (c) Stock Exchange Listing. The shares of TD Banknorth Common Stock to be issued in the Merger and pursuant to the TD Banknorth Stock Sale shall have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance.

     (d) Registration Statement Effectiveness. The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger or the other transactions contemplated hereby.

     Section 8.2. Conditions to Obligations of TD Banknorth. The obligations of TD Banknorth to consummate the transactions contemplated by this Agreement are also subject to the satisfaction, or the waiver by TD Banknorth, at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Hudson United set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties (other than the representation and warranty set forth in Section 4.8) relating to materiality or a Material Adverse Effect, and provided further that, for purposes of this condition, such representations and warranties (other than those set forth in Sections 4.2(a) through (d), which shall be true and correct in all material respects, and Section 4.8) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Hudson United. TD Banknorth shall have received a certificate signed on behalf of Hudson United by the Chief Executive Officer and Chief Financial Officer of Hudson United to the foregoing effect.

     (b) Performance of Obligations of Hudson United. Hudson United shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and TD Banknorth shall have received a certificate signed on behalf of Hudson United by the Chief Executive Officer and the Chief Financial Officer of Hudson United to the foregoing effect.

     (c) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction or condition which would be reasonably likely to have or result in a Material Adverse Effect (measured on a scale relative to Hudson United) on the business or operations of either TD Banknorth or Hudson United following the Effective Time, provided that, notwithstanding anything to the contrary contained in this Agreement, any requirement by the Federal Reserve Board, the OCC or the FDIC that TD Banknorth, TD Banknorth, NA or any of TD Banknorth’s other Subsidiaries (i) be subject to any cease-and-desist order or consent agreement or (ii) be a party to any written agreement or memorandum of understanding or be a party to any order or directive as a result of the matters which are the subject of or relate to any Hudson United Regulatory Agreement that, in the good faith opinion of TD Banknorth, would (i) materially restrict the operations of TD Banknorth, TD Banknorth, NA or TD Banknorth’s other Subsidiaries, (ii) cause TD Banknorth or TD Banknorth, NA to be classified as other than “well managed” by any Governmental Entity or (iii) adversely affect the ability of TD Banknorth or TD Banknorth, NA to have acquisitions approved by any Governmental Entity, shall be deemed to have such a Material Adverse Effect on TD Banknorth for purposes of this Section 8.2(c).

     (d) Tax Opinion. TD Banknorth shall have received an opinion of Elias, Matz, Tiernan & Herrick L.L.P., dated the Closing Date, in form and substance reasonably satisfactory to TD Banknorth, based upon facts, representations and assumptions set forth in such opinion, substantially to the effect that, for federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon customary representations contained in certificates of officers of Hudson United, TD Banknorth and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

     (e) Certificate as to Shares Outstanding. TD Banknorth shall have received a certificate signed on behalf of Hudson United by the Chief Executive Officer and the Chief Financial Officer of Hudson United specifying the number of shares of Hudson United Common Stock and Hudson United Stock Options outstanding immediately prior to the Effective Time.

     Section 8.3. Conditions to Obligations of Hudson United. The obligations of Hudson United to consummate the transactions contemplated by this Agreement are also subject to the satisfaction, or the waiver by Hudson United, at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties of TD Banknorth. The representations and warranties of TD Banknorth set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties (other than the representation and warranty set forth in Section 5.8) relating to materiality or a Material Adverse Effect, and provided further that, for purposes of this condition, such representations and warranties (other than those set forth in Section 5.2(a) through (c), which shall be true and correct in all material respects, and Section 5.8) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on TD Banknorth. Hudson United shall have received a certificate signed on behalf of TD Banknorth by the Chief Executive Officer and Chief Financial Officer of TD Banknorth to the foregoing effect.

     (b) Performance of Obligations of TD Banknorth. TD Banknorth shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Hudson United shall have received a certificate signed on behalf of TD Banknorth by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.

     (c) Tax Opinion. Hudson United shall have received an opinion of Pitney Hardin LLP, dated the Closing Date, in form and substance reasonably satisfactory to Hudson United, based upon facts, representations and assumptions set forth in such opinion, substantially to the effect that, for federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon customary representations contained in certificates of officers of Hudson United, TD Banknorth and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

ARTICLE IX

TERMINATION AND AMENDMENT

     Section 9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time:

     (a) by mutual consent of TD Banknorth and Hudson United in a written instrument, if the Board of Directors of each of TD Banknorth and Hudson United so determines;

     (b) by TD Banknorth or Hudson United if (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger or the other transactions contemplated by this Agreement and such denial has become final and nonappealable, or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement;

     (c) by TD Banknorth or Hudson United if the Effective Time shall not have occurred on or before June 30, 2006, unless the failure of the Effective Time to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein;

     (d) by TD Banknorth or Hudson United (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if in the case of TD Banknorth, Hudson United, and in the case of Hudson United, TD Banknorth, shall have breached (i) any of the covenants or agreements made by such other Party herein or (ii) any of the representations or warranties made by such other Party herein, and in either case, such breach (x) is not cured within 30 days following written notice to the Party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching Party not to consummate the transactions contemplated hereby under Article VIII hereof;

     (e) by TD Banknorth or Hudson United if the Required Hudson United Vote or the Additional Hudson United Votes shall not have been obtained upon a vote taken thereon at the Hudson United Shareholders Meeting or at any adjournment or postponement thereof;

     (f) by TD Banknorth if (i) the Hudson United Board shall have failed to recommend approval of this Agreement and the Additional Hudson United Proposals by the shareholders of Hudson United or shall have effected a Change in Hudson United Recommendation (or shall have publicly disclosed its intention to do so), whether or not permitted by this Agreement, or (ii) Hudson United shall have materially breached its obligations under Section 7.3(a) by failing to call, give notice of, convene and hold the Hudson United Shareholders Meeting in accordance with Section 7.3(a); or

     (g) by TD Banknorth if a tender offer or exchange offer for 25% or more of the outstanding shares of Hudson United Common Stock is commenced (other than by TD Banknorth or a Subsidiary thereof), and the Hudson United Board recommends that the shareholders of Hudson United tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the 10 Business Day period specified in Rule 14e-2(a) under the Exchange Act.

     Section 9.2. Effect of Termination.

     (a) In the event of termination of this Agreement by TD Banknorth or Hudson United as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and no Party, any of its Subsidiaries or any of its officers or directors shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 7.2(c), the confidentiality obligations of Section 7.9, Section 9.2 and Section 10.2 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no Party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

     (b) Hudson United shall pay TD Banknorth the sum of $60.0 million (the “Termination Fee”) if this Agreement is terminated as follows:

(i)	if this Agreement is terminated by TD Banknorth pursuant to Section 9.1(f) or (g), then Hudson United shall pay the entire Termination Fee on the second Business Day following such termination; and

(ii)	if this Agreement is terminated by (A) TD Banknorth pursuant to Section 9.1(d) because of Hudson United’s willful breach of any representation, warranty, covenant or agreement under this Agreement, (B) TD Banknorth or Hudson United pursuant to Section 9.1(e), or (C) TD Banknorth or Hudson United pursuant to Section 9.1(c) without a vote of the shareholders of Hudson United contemplated by this Agreement at the Hudson United Shareholders Meeting having occurred, and in any such case an Acquisition Proposal with respect to Hudson United shall have been publicly announced or otherwise communicated or made known to the senior management or the Hudson United Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and on or prior to the date of the Hudson United Shareholders Meeting, in the case of clause (B), or the date of termination, in the case of clauses (A) or (C), then Hudson United shall pay (x) the sum of $20.0 million to TD Banknorth on the second Business Day following such termination, and (y) if within 15 months after such termination Hudson United or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, then Hudson United shall pay the remainder of the Termination Fee payable to TD Banknorth on the date of such execution or consummation.

     (c) Any Termination Fee or portion thereof that becomes payable pursuant to Section 9.2(b) shall be paid by wire transfer of immediately available funds to an account designated by TD Banknorth in writing to Hudson United.

     (d) Hudson United acknowledges that the agreement contained in paragraph (b) above is an integral part of the transactions contemplated by this Agreement, that without such agreement by Hudson United, TD Banknorth would not have entered into this Agreement, and that such amounts do not constitute a penalty. If Hudson United fails to pay the amounts due under paragraph (b) above within the time periods specified in such paragraph (b), Hudson United shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by TD Banknorth in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

     (e) Notwithstanding anything to the contrary contained herein, Hudson United shall be obligated, subject to the terms of this Section 9.2, to pay only one Termination Fee.

     Section 9.3. Amendment. Subject to compliance with applicable law, this Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement by the shareholders of Hudson United or TD Banknorth, provided, however, that after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval, and further provided that after any such approval by shareholders of Hudson United, no amendment shall be made which reduces the amount or changes the form of the consideration to be delivered to the Hudson United shareholders hereunder other than as contemplated by this Agreement or which negatively impacts the intended tax treatment of the holders of Hudson United Common Stock. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

     Section 9.4. Extension; Waiver. At any time prior to the Effective Time, the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

GENERAL PROVISIONS

     Section 10.1. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

     Section 10.2. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense, except (a) as provided in Section 9.2 hereof and (b) that Hudson United and TD Banknorth shall share equally all costs and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement/Prospectus and the Registration Statement.

     Section 10.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)	if to Hudson United, to:

Hudson United Bancorp
100 MacArthur Blvd.
Mahwah, New Jersey 07430
Attn: Kenneth T. Neilson
Chairman, President and Chief Executive Officer
Fax: (201) 236-2639

with a copy (which shall not constitute notice) to:

Pitney Hardin LLP
7 Times Square
New York, New York 10036
Attn: Ronald H. Janis
Fax: (212) 682-3485

(b)	if to TD Banknorth, to:

Banknorth Group, Inc.
P.O. Box 9540
Two Portland Square
Portland, Maine 04112-9540
Attn: William J. Ryan
Chairman, President and Chief Executive Officer
Fax: (207) 761-8587

with a copy (which shall not constitute notice) to:

Elias, Matz, Tiernan & Herrick L.L.P.
734 15th Street, N.W.
Washington, D.C. 20005
Attn: Gerard L. Hawkins
Fax: (202) 347-2172

(c)	if to TD, to:

The Toronto-Dominion Bank
TD Tower, 4th Floor
55 King Street West
Toronto, Ontario M5K IA2
Attn: General Counsel
Fax: (416) 308-1943

     Section 10.4. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this  Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement all references to “dollars” or “$” are to United States dollars. No provision of this Agreement shall be construed to require a Party or any of their respective Subsidiaries or affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation.

     Section 10.5. Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 10.6. Entire Agreement. This Agreement (including the exhibits and the disclosure schedules hereto and the other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including without limitation the Confidentiality Agreement.

     Section 10.7. Governing Law; Jurisdiction.

     (a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (except to the extent that mandatory provisions of federal law are applicable). Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction in the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, for any action, proceeding or investigation in any court or before any governmental authority (“Litigation”) arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 10.7, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the Parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

     (b) Hudson United hereby irrevocably designates The Corporation Trust Company, Corporate Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 (in such capacity, the “Hudson United Process Agent”) its designee, appointee and agent to receive, for and on its behalf, service of process in such jurisdiction for any Litigation arising out of or relating to this Agreement and such service shall be deemed complete upon delivery thereof to the Hudson United Process Agent; provided that in the case of any such service upon the Hudson United Process Agent, the party effecting such service shall also deliver a copy thereof to Hudson United in the manner provided in Section 10.3. Each Party irrevocably consents to the service of process out of any of the aforementioned courts in any such Litigation by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail.

     (c) Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of Delaware and of the United States of America, provided that consent by TD to jurisdiction and service contained in this Section 10.7 is solely for the purpose referred to in this Section 10.7 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

     Section 10.8. Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any Party or its shareholders. Upon any such determination, Hudson United and TD Banknorth shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

     Section 10.9. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of Hudson United or TD Banknorth hereunder shall be assigned by Hudson United or TD Banknorth (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder other than with respect to the provisions of Section 7.7, which shall inure to the benefit of the directors and officers of Hudson United referred to therein and their respective heirs and personal representatives, who are intended to be third-party beneficiaries thereof.

     Section 10.10. Alternative Structure. Notwithstanding any provisions of this Agreement to the contrary, TD Banknorth may at any time change the structure of the Merger and/or the

Bank Merger (including without limitation to change the structure of the combination of Hudson United Bank and TD Banknorth, NA from a merger to TD Banknorth, NA’s purchase of substantially all of the assets and the assumption of substantially all of the liabilities of Hudson United Bank), and TD Banknorth and TD may change the terms of the TD Banknorth Stock Sale, provided that in any such case no such change shall (i) alter or change the amount or kind of the Merger Consideration, (ii) adversely affect the anticipated tax consequences of the Merger to the holders of Hudson United Common Stock as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the Merger. In the event TD Banknorth elects to make such a change, the Parties agree to execute appropriate documents to reflect the change.

     Section 10.11. TD Banknorth Stock Sale.

     (a) Subject to the terms and conditions of this Agreement, TD Banknorth hereby agrees to sell, and TD hereby agrees to purchase, pursuant to the exemption from registration contained in Section 4(2) of the Securities Act, 29,625,353 shares of TD Banknorth Common Stock at $31.79 per share on the Closing Date in order to provide TD Banknorth with the funds necessary to pay the cash component of the Merger Consideration (the “TD Banknorth Stock Sale”). The TD Banknorth Common Stock to be issued in the TD Banknorth Stock Sale shall be in book entry-form and be accompanied by appropriate stop-transfer instructions to ensure compliance with applicable securities laws.

     (b) TD has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the TD Banknorth Stock Sale. The execution and delivery of this Agreement and the performance and consummation of the TD Banknorth Stock Sale have been duly and validly approved by all requisite corporate and shareholder action of TD and no other corporate or shareholder proceedings on the part of TD are necessary to approve this Agreement or to perform or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by TD and (assuming due authorization, execution and delivery by the other Parties) constitutes a valid and binding obligation of TD, enforceable against TD in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

     (c) Except as set forth in Sections 4.4 and 5.4 and any required approval of the OSFI, no consents or approvals of, or filings or registrations with, any Governmental Entity, domestic or foreign, or with any other third party are necessary in connection with the execution and delivery by TD of this Agreement and the consummation by TD of the TD Banknorth Stock Sale. TD agrees to use its reasonable best efforts to promptly prepare and file all necessary applications and filings in order to obtain as promptly as practicable any required approval of the OFSI and any other Requisite Regulatory Approval required to be obtained by it.

     (d) At the TD Banknorth Shareholders Meeting, TD, in its capacity as the holder of a majority of the outstanding TD Banknorth Common Stock, agrees to vote the shares of TD Banknorth Common Stock held by it as of the record date for the TD Banknorth Shareholders Meeting for approval and adoption of this Agreement and any Additional TD Banknorth Proposals.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

HUDSON UNITED BANCORP

By: /s/ Kenneth T. Neilson

Name:	Kenneth T. Neilson
Title:	Chairman, President and Chief
Executive Officer

TD BANKNORTH INC.

By: /s/ Peter J. Verrill

Name:	Peter J. Verrill
Title:	Senior Executive Vice President
and Chief Operating Officer

THE TORONTO-DOMINION BANK

By: /s/ W. Edmund Clark

Name:	W. Edmund Clark
Title:	President and Chief
Executive Officer